                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS),
                  SERIES C 8 1/2% CONVERTIBLE PREFERENCE STOCK
                                      AND
                  SERIES D 8 1/2% CONVERTIBLE PREFERENCE STOCK
                                       OF

                             THE TURNER CORPORATION
                                       AT
                     $28.625 NET PER SHARE OF COMMON STOCK,
   $4,770.8333 NET PER SHARE OF SERIES C 8 1/2% CONVERTIBLE PREFERENCE STOCK
                                      AND
    $4,293.75 NET PER SHARE OF SERIES D 8 1/2% CONVERTIBLE PREFERENCE STOCK

                                       BY

                             BETA ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                  HOCHTIEF AG
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE ("COMPANY COMMON STOCK"), SHARES OF SERIES C 8 1/2% CONVERTIBLE PREFERENCE STOCK ("SERIES C PREFERRED STOCK") AND SHARES OF SERIES D 8 1/2% CONVERTIBLE PREFERENCE STOCK ("SERIES D PREFERRED STOCK" AND, TOGETHER WITH THE SERIES C PREFERRED STOCK, THE "COMPANY PREFERRED STOCK"; SHARES OF THE COMPANY PREFERRED STOCK, TOGETHER WITH SHARES OF THE COMPANY COMMON STOCK, THE "SHARES") (DETERMINED AS IF SHARES OF COMPANY PREFERRED STOCK HAVE BEEN CONVERTED INTO SHARES OF COMPANY COMMON STOCK) THAT WHEN ADDED TO THE SHARES ALREADY OWNED BY PARENT SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES OF COMPANY COMMON STOCK ON A FULLY DILUTED BASIS; AND (ii) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED.

                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholders. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                                 INISFREE LOGO
August 20, 1999

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
INTRODUCTION......................................................    1
  1.  Terms of the Offer; Expiration Date.........................    4
  2.  Acceptance for Payment and Payment for Shares...............    6
  3.  Procedures for Accepting the Offer and Tendering Shares.....    6
  4.  Withdrawal Rights...........................................    9
  5.  Certain Federal Income Tax Consequences.....................    9
  6.  Price Range of Shares; Dividends............................   10
  7.  Certain Information Concerning the Company..................   11
  8.  Certain Information Concerning RWE, Purchaser and Parent....   15
  9.  Financing of the Offer and the Merger.......................   17
 10.  Background of the Offer; Contacts with the Company; the
      Merger Agreement and Related Agreements.....................   18
 11.  Purpose of the Offer; Plans for the Company After the Offer
      and the Merger..............................................   33
 12.  Dividends and Distributions.................................   35
 13.  Effect of the Offer on the Market for Shares, Exchange
      Listings and Exchange Act Registration......................   36
 14.  Certain Conditions of the Offer.............................   37
 15.  Certain Legal Matters and Regulatory Approvals..............   38
 16.  Fees and Expenses...........................................   40
 17.  Miscellaneous...............................................   41
  Schedule I.  Directors and Executive Officers of RWE, Parent and  I-1
     Purchaser....................................................

To the Holders of Common Stock,
  Series C 8 1/2% Convertible Preference Stock and
  Series D 8 1/2% Convertible Preference Stock of
  The Turner Corporation:

                                  INTRODUCTION

     Beta Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of HOCHTIEF AG, a corporation organized under the laws of Germany ("Parent"), hereby offers to purchase (i) all the issued and outstanding shares of common stock, par value $1.00 per share ("Company Common Stock"), including the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 21, 1998, between the Company (as defined below) and First Chicago Trust Company of New York, as rights agent (the "Rights Agreement"), of The Turner Corporation, a Delaware corporation (the "Company"), and (ii) all the issued and outstanding shares of (A) Series C
8 1/2% Convertible Preference Stock, par value $1.00 per share, of the Company ("Series C Preferred Stock"), and (B) Series D 8 1/2% Convertible Preference Stock, par value $1.00 per share, of the Company ("Series D Preferred Stock" and, together with the Series C Preferred Stock, the "Company Preferred Stock"), at a price of $28.625 per share of Company Common Stock (such amount being the "Per Share Amount"), $4,770.8333 per share of Series C Preferred Stock and $4,293.75 per share of Series D Preferred Stock, in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (each, a "Letter of Transmittal", which together with this Offer to Purchase and any amendments or supplements hereto or thereto collectively constitute the "Offer"). Shares of Company Common Stock and shares of Company Preferred Stock are hereinafter collectively referred to as "Shares".

     The price per share of Company Preferred Stock was determined by multiplying $28.625, the offer price per share of Company Common Stock, by the number of shares of Company Common Stock into which each share of Company Preferred Stock is convertible (the "Preferred Stock Conversion Ratio") under the applicable certificate of designation of such Company Preferred Stock. Currently, each share of Series C Preferred Stock is convertible into 166 2/3 shares of Company Common Stock and each share of Series D Preferred Stock is convertible into 150 shares of Company Common Stock. In the event that the Company takes any action that causes the Preferred Stock Conversion Ratio to change, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price for each share of Company Preferred Stock as it deems appropriate to reflect such change in the Preferred Stock Conversion Ratio.

     Purchaser is a corporation formed by Parent in connection with the Offer and the transactions contemplated thereby. Parent is an indirect subsidiary of RWE AG, a corporation organized under the laws of Germany ("RWE"). For information concerning RWE, Parent and Purchaser, see Section 8.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of First Chicago Trust Company of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     PaineWebber Incorporated ("PaineWebber"), the Company's financial advisor, has delivered to the Board its written opinion that the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the opinion of PaineWebber is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which has been filed with the Securities and Exchange Commission (the

"Commission") in connection with the Offer and which is being mailed to stockholders herewith. Holders of the Shares are encouraged to read such opinion in its entirety.

     PARENT AND PURCHASER HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT WITH CERTAIN OFFICERS AND DIRECTORS OF THE COMPANY, NAMELY ELLIS T. GRAVETTE, THOMAS
C. LEPPERT, ROBERT E. FEE, LEIF LOMO, G. JEFFREY RECORDS, JR., WALTER G. EHLERS, CHARLES H. MOORE, JR., JOHN O. WHITNEY, DONALD G. SLEEMAN, HEINRICH BAUMANN-STEINER, A. GARY FIEGER AND PETER K. STEINER, AS WELL AS WITH CERTAIN OTHER STOCKHOLDERS OF THE COMPANY, NAMELY FIEGER INTERNATIONAL INC., AN AFFILIATE OF MR. FIEGER, AND EBSPSW HOLDING AG ("EBSPSW"), THE COMPANY'S LARGEST STOCKHOLDER (COLLECTIVELY, THE "PRINCIPAL STOCKHOLDERS"), PURSUANT TO WHICH, AMONG OTHER THINGS, THE PRINCIPAL STOCKHOLDERS HAVE AGREED TO (I) TENDER THEIR SHARES INTO THE OFFER (WHICH SHARES CURRENTLY REPRESENT IN THE AGGREGATE APPROXIMATELY 23.8% OF THE OUTSTANDING VOTING POWER OF THE COMPANY), PROVIDED, HOWEVER, THAT ANY PRINCIPAL STOCKHOLDER WHO WOULD INCUR LIABILITY UNDER SECTION 16(b) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AS A RESULT THEREOF SHALL NOT BE REQUIRED TO TENDER SUCH SHARES TO THE EXTENT NECESSARY TO AVOID LIABILITY, (II) VOTE SUCH SHARES IN FAVOR OF THE MERGER AND
(III) GRANT TO PURCHASER AN OPTION TO PURCHASE SUCH SHARES AT, IN THE CASE OF SHARES OF COMPANY COMMON STOCK, THE PER SHARE AMOUNT AND, IN THE CASE OF SHARES OF COMPANY PREFERRED STOCK, AT AN AMOUNT IN CASH EQUAL TO THE PRODUCT OF THE PER SHARE AMOUNT MULTIPLIED BY THE NUMBER OF SHARES OF COMPANY COMMON STOCK ISSUABLE UPON THE CONVERSION OF SUCH SHARES OF COMPANY PREFERRED STOCK, IN EACH CASE UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT. PURCHASER HAS BEEN INFORMED THAT EBSPSW IS THE HOLDER OF ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMPANY PREFERRED STOCK. SEE "SECTION 10. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER".

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 16, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and other than shares of Company Common Stock held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and shall be converted automatically into the right to receive $28.625 in cash (the "Common Stock Merger Consideration") or any greater price that may be paid per share of Company Common Stock in the Offer, without interest, and (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock held in the treasury of the Company and each share of Company Preferred Stock owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and other than shares of Company Preferred Stock held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to the product of the Common Stock Merger Consideration multiplied by the number of shares of Company Common Stock into which such share of Company Preferred Stock shall be convertible immediately prior to the Effective Time (the "Preferred Stock Merger Consideration"), in each case, without interest. The Merger Agreement is more fully described in Section 10.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, the Board shall consist of two directors designated by the Board prior to such purchase of Shares, three directors designated by Purchaser (who may be employees of Parent or an Affiliate) and four independent directors, and that the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees and new independent directors, if any, to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that notwithstanding the foregoing, until the earlier of (i) the time Purchaser acquires two-thirds of the voting power of the then-outstanding Shares on a fully diluted basis and
(ii) the Effective Time, the Company shall not take any action to induce any member of the Board, as of the date of the Merger Agreement, who are not employees of the Company to resign from the Board.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the closing of the Offer and, if necessary, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the requisite vote of the stockholders of the Company. See Section 11. Under the Company's Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the then outstanding Shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires pursuant to the Offer, the Stockholders Agreement or otherwise, at least the number of shares of Company Common Stock and shares of Company Preferred Stock (determined as if shares of Company Preferred Stock have been converted into shares of Company Common Stock) that when added to the Shares already owned by Parent shall constitute two-thirds of the outstanding shares of Company Common Stock, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of Company Common Stock and at least 90% of the outstanding shares of each series of Company Preferred Stock, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders (a "Short Form Merger"). In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding shares of Company Common Stock and at least 90% of the outstanding shares of each series of Company Preferred Stock, pursuant to the Offer, the Stockholders Agreement or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

CERTAIN CONDITIONS OF THE OFFER

     The Offer is subject to the fulfillment of certain conditions, including the conditions set forth below. See Section 14, which sets forth in full the conditions to the Offer. Purchaser reserves the right (subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission) to waive each of the conditions to the obligations of Purchaser to consummate the Offer.

     THE MINIMUM CONDITION. THE CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES OF COMPANY COMMON STOCK AND SHARES OF COMPANY PREFERRED STOCK (DETERMINED AS IF SHARES OF COMPANY PREFERRED STOCK HAVE BEEN CONVERTED INTO SHARES OF COMPANY COMMON STOCK) THAT WHEN ADDED TO THE SHARES ALREADY OWNED BY PARENT SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES OF COMPANY COMMON STOCK ON A FULLY DILUTED BASIS (I.E., AFTER GIVING EFFECT TO THE ISSUANCE OF ALL SHARES OF COMPANY COMMON STOCK ISSUABLE UPON THE CONVERSION OF SHARES OF COMPANY PREFERRED STOCK OR ANY OTHER CONVERTIBLE SECURITIES AND UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS (OTHER THAN THE RIGHTS)).

     The Company has advised Purchaser that, as of August 13, 1999, (i) 9,181,456 shares of Company Common Stock, 9,000 shares of Series C Preferred Stock and 6,000 shares of Series D Preferred Stock were issued and outstanding,
(ii) 558,390 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, and (iii) 4,571,875 shares of Company Common Stock were reserved for future issuance pursuant to (A) employee stock options or stock incentive rights granted pursuant to the Company's 1998 Stock Incentive Plan, the Company's 1997 Non-Qualified Stock Option Plan, the

Company's 1992 Stock Plan and any other plan, program or arrangement providing for the issuance, grant or purchase of any other interest in respect of the capital stock of the Company or any of its subsidiaries (collectively the "Company Stock Plans") and (B) conversion rights with respect to Company Preferred Stock. As of such date, Parent owned no Shares. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 9,168,888 shares of Company Common Stock (assuming conversion of all shares of Company Preferred Stock into shares of Company Common Stock). Also, as of such date, Purchaser could effect a Short Form Merger if Purchaser acquired 8,263,311 shares of Company Common Stock, 8,100 shares of Series C Preferred Stock and 5,400 shares of Series D Preferred Stock.

     THE HSR CONDITION. THE CONSUMMATION OF THE OFFER IS CONDITIONED UPON THE EXPIRATION OR TERMINATION, PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW), OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE ACQUISITION OF THE SHARES PURSUANT TO THE OFFER.

     As promptly as practicable, RWE, as the ultimate parent company of Parent and Purchaser, will file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by RWE, unless such waiting period is earlier terminated by the FTC or extended by request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. No separate waiting period would apply to the purchase of Shares pursuant to the Stockholders Agreement after the expiration of the waiting period applicable to the Offer. If however, the Offer is terminated prior to the expiration of the 15-day waiting period, the parties would have to refile Premerger Notification and Report Forms, and a 30-day waiting period would apply to the purchase of Shares pursuant to the Stockholders Agreement running from the date of the original filing. Pursuant to the HSR Act, RWE will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend any such waiting period by requesting additional information from RWE with respect to the Offer, or from RWE or the Company with respect to the Stockholders Agreement. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by RWE with such a request. Thereafter, the waiting period may only be extended by court order. If the purchase of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer shall be extended until five business days after the expiration or termination of the applicable waiting period, subject to the right of Parent, Purchaser or the Company to terminate the Offer. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 14. See also Section 15 for additional information regarding the HSR Act.

     1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4 at the earliest time that all conditions to the Offer are satisfied or waived by Purchaser.

     The term "Expiration Date" means 12:00 midnight, New York City time, on September 17, 1999, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Purchaser expressly reserves the right (subject to the terms and conditions of the Merger Agreement), from time to time, including upon the occurrence of any of the conditions specified in Section 14, to extend the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See
Section 4.

     Subject to the applicable regulations of the Commission, Purchaser also reserves the right (subject to the terms and conditions of the Merger Agreement), from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14, and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) decrease the price per Share payable in the Offer, (ii) reduce the number of Shares to be purchased in the Offer, (iii) change the form of consideration paid by Purchaser for the Shares, (iv) impose conditions to the Offer in addition to those set forth in
Section 14, or (v) make any other change in the terms of the Offer that is materially adverse to the holders of the Shares. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c) and l4d-6(d) under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the later to occur of (i) the Expiration Date and, (ii) the expiration or termination of any applicable waiting periods under the HSR Act. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     In order for a holder of Shares validly to tender Shares pursuant to the Offer, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the

     Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after August 16,
1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 18, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Common Stock Merger Consideration, Preferred Stock Merger Consideration or pursuant to the proper exercise of dissenter's rights). This discussion applies only to stockholders who hold the Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Common Stock Merger Consideration, Preferred Stock Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to U.S. federal income tax on the net amount of any gain at a maximum rate of 20% provided that the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct TIN and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

     6. PRICE RANGE OF SHARES; DIVIDENDS.

     Company Common Stock. The shares of Company Common Stock have been listed and principally traded on the NYSE since December 16, 1998. Before that date, such shares were listed on the American Stock Exchange. The following table sets forth, for the quarters indicated, the high and low sales prices per share of Company Common Stock on the NYSE as reported by the Dow Jones News Service. The price per share of Company Common Stock has been restated to reflect a three-for-two stock split payable in the form of a 50% stock dividend distributed on August 14, 1998.

                            COMMON STOCK MARKET DATA

                                                              HIGH      LOW
                                                              ----      ---
1997:
  First Quarter.............................................  $ 9 1/2   $ 6 3/4
  Second Quarter............................................   11 43/64   8
  Third Quarter.............................................   15 21/64  10 27/64
  Fourth Quarter............................................   17 3/4    13 5/64
1998:
  First Quarter.............................................   20        16 1/2
  Second Quarter............................................   20 11/64  16 21/64
  Third Quarter.............................................   18 27/64  13 11/16
  Fourth Quarter............................................   18 3/4    13 5/8
1999:
  First Quarter.............................................   18 13/16  14
  Second Quarter............................................   19 1/4    14
  Third Quarter (through August 19, 1999)...................   28 3/8    16 1/2

     On Monday, July 19, 1999, the last full trading date prior to the appearance of certain news stories concerning a possible transaction between Parent and the Company, the closing price per share of Company Common Stock as reported on the NYSE was $17 1/2. On Friday, August 13, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per share of Company Common Stock as reported on the NYSE was $24 15/16. On August 19, 1999, the last full trading day prior to the commencement of the Offer, the closing price per share of Company Common Stock as reported on the NYSE was $28 1/4. HOLDERS OF SHARES OF COMPANY COMMON STOCK ARE URGED TO OBTAIN MARKET QUOTATIONS FOR THE SHARES OF COMPANY COMMON STOCK.

     Pursuant to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, no dividends were declared or paid on Company Common Stock in 1998 or 1997.

     Company Preferred Stock. The shares of Company Preferred Stock are not registered or listed on a national exchange and, to the best knowledge of Parent and Purchaser, they are not quoted on a interdealer quotation system. No price quotations are available for the shares of Company Preferred Stock.

     The following table sets forth (i) the aggregate amount of dividends per share of Series C Preferred Stock and (ii) the aggregate amount of dividends per share of Series D Preferred Stock, in each case paid during the period indicated:

                                                     SERIES C           SERIES D
                                                  PREFERRED STOCK    PREFERRED STOCK
                                                  ---------------    ---------------
1997:
  First Quarter.................................      $21.25                 --
  Second Quarter................................       21.25                 --
  Third Quarter.................................       21.25             $14.17
  Fourth Quarter................................       21.25              21.25

1998:
  First Quarter.................................       21.25              21.25
  Second Quarter................................       21.25              21.25
  Third Quarter (through August 14, 1998).......       17.71              17.71
  Fourth Quarter................................          --                 --

1999:
  First Quarter.................................          --                 --
  Second Quarter................................          --                 --
  Third Quarter (through August 19, 1999).......          --                 --

     The Merger Agreement prohibits the Company from declaring, setting aside, making or paying any dividend with respect to any of its capital stock (other than dividends and distributions by a wholly owned Subsidiary to the Company or another wholly owned Subsidiary) until the Effective Time unless Parent agrees otherwise in writing.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     General. The Company is a Delaware corporation with its principal executive offices located at 375 Hudson Street, New York, New York 10014.

     Established in 1902, the Company is a holding company predominantly engaged through its Subsidiaries in general building construction and construction management in the United States, with limited construction operations abroad. The Company has also limited real estate operations in the United States. The Company establishes general policy direction, coordination and planning, and provides cash management, internal accounting control and other management services for its operating Subsidiaries. The Company is one of the largest construction contractors in the United States. The Company participates in the general building segment of the general building construction market. The Company is currently one of the leading companies in various sectors of the general building construction market, including the construction of commercial office buildings, healthcare facilities, pharmaceutical plants and research and development laboratories, education and science centers, correctional facilities, sports complexes and distribution/warehouse facilities. Within these market sectors, the Company has expertise in the construction of many specialty facilities such as hospitals, stadiums, correctional facilities, airports terminals, "clean-rooms" and research facilities. The Company's special projects divisions perform tenant fit-out and renovation work and build smaller, free-standing structures. The Company does not currently participate in the single-family home market or in heavy construction such as roads, bridges, and power plants.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its Subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The summary financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                              SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                  JUNE 30,
                                                 ---------------------------------------   -----------------------
                                                    1996          1997          1998          1998         1999
                                                 -----------   -----------   -----------   ----------   ----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue from construction contracts(a).........  $2,838,052    $3,170,744    $3,698,994    $1,737,854   $2,111,792
Cost of construction contracts(b)..............   2,765,901     3,084,236     3,600,311     1,694,031    2,050,687
                                                 ----------    ----------    ----------    ----------   ----------
  Earnings from construction contracts(c)......      72,151        86,508        98,683        43,823       61,105
Construction operating expenses(d).............      52,962        52,500        53,220        27,765       31,404
General and administrative expenses............      13,885        15,823        14,289         5,213        7,204
  Income from construction operations..........       5,304        18,185        31,174        10,845       22,497
Income (loss) from real estate operations......        (383)         (839)         (764)         (305)        (376)
Income from operations.........................       4,921        17,346        30,410        10,540       22,121
  Income (loss) before income taxes............      (1,032)       15,986        36,856        13,976       27,047
  Net income (loss)............................      (1,695)        5,893        19,633    $    7,687   $   15,417
  Net income (loss) available to common
    stockholders...............................  $   (3,522)   $    3,856    $   17,677
PER SHARE DATA:
Basic earnings (loss) per common share:
  Net income (loss)............................  $    (0.45)   $     0.49    $     2.21    $     0.81   $     1.88
Diluted earnings (loss) per common share
  Net income (loss)............................          (e)         0.41    $     1.50    $     0.58   $     1.22

                                                                   YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------    JUNE 30,
                                                               1996          1997          1998          1999
                                                            -----------   -----------   -----------   -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $  121,981    $  153,241    $  168,879    $  245,378
Marketable securities.....................................          --        18,902       112,766       127,965
Total assets..............................................     894,596       972,687     1,129,063     1,377,605
Total liabilities.........................................     834,466       896,551     1,040,297     1,273,117
Stockholders' equity......................................      60,130        76,136        88,766       104,488

---------------
(a) Represents the value of construction completed during the period, exclusive of costs incurred by owners in connection with work under construction management and similar contract types. It is a measure of the gross construction revenue that flows directly through the Company from construction contracts.

(b) Represents all direct material, labor and subcontracting costs, and those indirect costs related to contract performance that are identifiable with or allocable to contracts.

(c) Represents the portion of the total earnings anticipated from construction contracts which the cost of the work completed bears to the estimated total cost of the work covered by the contracts in accordance with the percentage of completion method of accounting.

(d) Represents costs incurred by the Company's construction operating units and subsidiaries that are not directly attributable to construction contracts, such as business development, estimating, purchasing, accounting, cost control, general office support and similar costs attributed to our construction activities.

(e) Antidilutive.

     Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain non-public information provided by the Company, including certain projected financial data (the "Projections"). The Company does not in the ordinary course publicly disclose projections and the Projections were not prepared with a view to public disclosure. The Company has advised Parent and Purchaser that the Projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. The Projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the holders of Shares access to the material financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

                                INCOME STATEMENT
                 (AMOUNTS IN $ MILLION, EXCEPT PER SHARE DATA)

                                                                        PROJECTIONS
                                                              --------------------------------
                                                                  YEAR ENDING DECEMBER 31,
                                                              --------------------------------
                                                                1999        2000        2001
                                                              --------    --------    --------
Value of Construction Completed.............................  $4,500.0    $4,800.0    $5,000.0
Revenue from Construction Contracts.........................   4,275.0     4,560.0     4,750.0
Costs of Construction Contracts.............................   4,145.5     4,413.1     4,588.4
                                                              --------    --------    --------
Earnings from Construction Contracts........................     129.5       146.9       161.6
Construction Operating Expenses.............................     (58.0)      (60.9)      (67.8)
General and Administrative Expenses.........................     (14.3)      (14.9)      (15.7)
                                                              --------    --------    --------
Income from Construction Operations.........................      57.2        71.1        78.1
Income from Real Estate Operations..........................      (1.4)       (1.3)       (1.3)
Interest Expense............................................      (1.0)       (1.0)       (1.0)
Other Income (Net)..........................................      10.8        11.9        12.6
                                                              --------    --------    --------
Profit Before Taxes.........................................      65.7        80.7        88.5
Taxes.......................................................     (28.3)      (34.7)      (38.0)
Extraordinary Items.........................................      (0.0)        0.0         0.0
                                                              --------    --------    --------
Net income..................................................      37.5        46.0        50.4

     Certain matters discussed herein, including, but not limited to the Projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under "Certain Projected Financial Data of the Company".

     While presented with numerical specificity, the Projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results for the years ending December 31, 1999, 2000, 2001 may vary materially from those shown above.

     In addition, the Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to the Projections and accordingly assume no responsibility for the Projections. The Projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of the Projections herein should not be regarded as a representation by Parent and Purchaser or any other person that the projected results will be achieved. The Projections should be read in conjunction with the historical financial information of the Company included above. None of Parent, Purchaser, or any other person assumes any responsibility for the accuracy or validity of the Projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

     8. CERTAIN INFORMATION CONCERNING RWE, PURCHASER AND PARENT.

     General. RWE owns, directly and indirectly, approximately 56% of Parent. RWE is a publicly held company engaged in construction, electricity generation, mining, oil and chemicals, machinery, waste management and telecommunications. With a workforce of more than 145,467 employees, RWE generated worldwide annual sales of approximately DM72.7 billion and net income of DM1.4 billion for fiscal year ended June 30, 1998. Construction and civil engineering represented about 8.1% of total net sales. RWE's principal executive offices are located Opernplatz 1, 45128 Essen, Germany.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Opernplatz 2, 45128 Essen, Germany. Purchaser is an indirect wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a corporation organized under the laws of Germany. Its principal offices are located at Opernplatz 2, 45128 Essen, Germany. Established in 1875, Parent is Germany's largest construction company. In addition to its core business of construction, Parent is involved in airport and facility management.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and of each member of the Management Board and Supervisory Board of Parent and RWE are set forth in Schedule I.

     Financial Information. Set forth below is certain selected consolidated financial information relating to Parent and its subsidiaries for Parent's last two fiscal years. The selected consolidated financial information has been prepared in Deutsche Mark in accordance with generally accepted accounting principles in Germany ("German GAAP"). German GAAP differs in certain significant respects from generally accepted account-ing principles in the United States ("U.S. GAAP"). A summary of the significant differences between U.S. GAAP and German GAAP is set forth below. Parent, however, believes that the differences are not material to a decision by a holder of Shares of whether to sell, tender or hold any Shares because any such differences would not affect the ability of Purchaser to obtain sufficient funds to pay for Shares to be acquired pursuant to the Offer. The amounts in the table set forth below are in Deutsche Mark unless otherwise indicated.

                                  HOCHTIEF AG

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
         (IN DEUTSCHE MARK ("DM"), EXCEPT WHERE OTHERWISE INDICATED IN
                          UNITED STATES DOLLARS ("$"))

                                                                 YEAR ENDED DECEMBER 31,
                                                                      (IN MILLIONS)
                                                              -----------------------------
                                                               1997       1998      1998(1)
                                                              -------    -------    -------
INCOME STATEMENT DATA:
Amounts in accordance with German GAAP:
  Sales.....................................................  DM6,151    DM6,138    $3,678
  Net income................................................      157        172       103
  Net income available for distribution.....................       84         91        55
BALANCE SHEET DATA:
Amounts in accordance with German GAAP:
  Cash and securities.......................................  DM2,413    DM2,887    $1,730
  Current assets............................................    4,811      5,144     3,082
  Total assets..............................................    8,098      8,169     4,895
  Long-term financial liabilities...........................      264        483       289
  Shareholders' equity......................................    2,405      2,588     1,551

---------------
(1) Amounts in this column are unaudited and have been translated solely for the convenience of the reader at an exchange rate of DM1.669 = $1.00, the Noon Buying Rate on December 31, 1998. No representation is made that the Deutsche Mark has been, could have been or could be, converted into U.S. dollars at that or any other rate.

     The following represents, in the opinion of management of Parent, the significant differences between U.S. GAAP and German GAAP that would affect the determination of consolidated net income and shareholders' equity of Parent for the periods for which the selected consolidated financial information has been presented herein.

     Fixed Assets. German GAAP permits, but does not require, the capitalization of interest as a part of the historical cost of acquisition of assets that are constructed or produced for an enterprise's own use. The capitalization of such interest costs is required by U.S. GAAP.

     In its financial statement for the year ending on December 31, 1998, Parent utilizes a declining balance method of depreciation with respect to fixed assets when applicable under German tax law. Under U.S. GAAP, fixed assets are generally depreciated using the straight-line method.

     Long-Term Construction Contracts. Under U.S. GAAP, accounting for work in process and finished goods under the percentage-of-completion method is the preferred method when estimates of costs to complete and extent of progress toward completion of long-term contracts are reasonably dependable. Under German GAAP, accounting for work in process and finished goods is determined using the completed contract method.

     Deferred Taxes. According to German GAAP, deferred taxes only need to be stated if they arise from consolidation procedures or are liabilities. Under U.S. GAAP, deferred tax assets arising in single-company financial statements are to be stated.

     Accruals. Under German GAAP, the valuation of accruals is characterized by the prudency principle. This, as a general rule, would lead to higher accruals than would be acceptable under U.S. GAAP. Accruals for certain expenses that are incurred in the current year but that will only lead to cash outflow in future years are acceptable under German GAAP without an underlying liability towards third parties. These accruals are not acceptable under U.S. GAAP.

     Pension Plans. U.S. GAAP requires pension costs to be recognized and computed as stipulated by the Statement of Financial Accounting Standard No. 87. Under German GAAP, the unfunded accumulated benefit obligation accounted by Parent did not reflect forecasted increase of wages and salaries and is discounted with a steady interest rate of 3.5%.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Parent, RWE or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent, RWE or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (ii) none of Purchaser, Parent, RWE or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Stockholders Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent, RWE or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guaranties of profits, divisions of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, since January 1, 1996, none of Purchaser, Parent, RWE or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer.

     Except as set forth in this Offer to Purchase, since January 1, 1996, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, RWE or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. FINANCING OF THE OFFER AND THE MERGER.

     The Offer is not conditioned upon any financing arrangements. The amount of funds required by Purchaser to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses is expected to be approximately $374.5 million. Purchaser will obtain such funds from Parent.

     Parent will provide such funds from its working capital or its affiliates' working capital or from existing credit facilities or new credit facilities established for this purpose or from a combination of the foregoing. No decision has been made concerning which of the foregoing sources Parent will utilize. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate.

     Parent anticipates that any indebtedness incurred through borrowings under credit facilities will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Parent and its affiliates (including, following the Merger, funds generated by the Surviving Corporation), bank refinancing, and the public or private sale of debt or equity securities. No decision has been made concerning the method Parent will employ to repay such indebtedness. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT AND RELATED AGREEMENTS.

     As part of its ongoing analysis of its business strategy and operations, Parent continually analyzes new markets into which it might expand. By the end of 1998, Parent had concluded that it would be strategically important to be present in a significant way in the United States market, because of both the potential opportunities within the U.S. market and the cross-selling opportunities between Parent's existing construction business in Europe and multinational customers located in the United States.

     Parent analyzed whether it would be optimal to build its own business in the U.S. market or to acquire a significant construction company in the U.S. Parent identified the Company, as its leading candidate for a business combination due to its strong market presence, its reputation for high quality, its strong management team and its prospects for further growth.

     On March 10, 1999, Hans-Peter Keitel, President and Chief Executive Officer of Parent and Harald Peipers, a former Member of the Executive Board of Parent, met in New York City with Ellis T. Gravette, Jr., Chairman and Chief Executive Officer of the Company, and Robert E. Fee, President and Chief Operating Officer of the Company, and discussed, in general terms, the Company's business and prospects and the possibility of an investment by Parent in the Company or other strategic alliances between Parent and the Company. These discussions were principally in the context of a proposal made by Parent to acquire all or some of the Shares of the Company then the subject of a Registration Statement on Form S-3 filed with the Commission on March 4, 1999 in connection with a contemplated public offering of Shares then held by Karl Steiner Holding AG (the predecessor to EBSPSW Holding AG) and the Company's pension plan.

     On March 17 and 18, 1999, Hans-Wolfgang Koch, Member of the Executive Board of Parent, and Bernhard Burklin, then Head of Corporate Development of Parent and currently Vice President of Hochtief International, met in New York City with Mr. Fee and Donald G. Sleeman, Senior Vice President and Chief Financial Officer of the Company, to discuss further, in general terms, the business of the Company and a possible Parent investment in, or other strategic transaction with, the Company.

     On March 25, 1999, Mr. Koch, Mr. Burklin and Hanno Bastlein, Comptroller of Parent, had further discussions in New York with Messrs. Gravette, Fee and Sleeman.

     On March 31, 1999, Mr. Koch, Mr. Burklin and Busso Peus, Member of the Executive Board of Parent, continued discussions with Messrs. Gravette, Fee and Sleeman regarding a transaction between the parties and the Company's business, including the possible acquisition of 100% of the Company.

     On April 1, 1999, the Company and Parent entered into a confidentiality agreement.

     On April 5, 1999, Mr. Gravette had a conversation with Mr. Burklin and on April 9, 1999, Mr. Gravette met with Messrs. Koch and Burklin.

     On April 7, 1999, at a telephonic meeting of the Board, the Board was advised as to the previous discussions with Parent.

     On April 14, 1999, the Company entered into an engagement letter with PaineWebber Incorporated to represent the Company as its exclusive financial advisor in connection with the potential sale of the Company.

     From April 15 through April 17, 1999, Parent engaged in a limited due diligence evaluation of the business and affairs of the Company. At the conclusion of preliminary due diligence, Parent undertook to make a written proposal for an acquisition of the Company.

     From April 25 through April 27, 1999, representatives of the Company met in Essen, Germany with representatives of Parent to gain a better understanding of Parent's business.

     On April 28, 1999, Mr. Keitel transmitted to Mr. Gravette a written proposal to acquire the Company for total consideration of $270 million or approximately $21.65 per share of Company Common Stock based upon the number of shares of Company Common Stock outstanding on a fully diluted and as converted basis. Mr. Keitel's letter indicated that further due diligence would be required and attached a term sheet setting forth the principal terms of Parent's offer, including Parent's requirement that the Company's significant stockholders agree to tender their Shares pursuant to the Offer and that the Company agree to pay a termination fee of $10 million in the event the Merger Agreement is terminated under certain circumstances.

     On April 30, 1999, during a telephonic meeting of the Board, the Board was updated as to the discussions with Parent.

     During the week of May 3, 1999, several conversations took place between Mr. Keitel and Mr. Gravette regarding Parent's offer and the possible benefits to be achieved by a combination. Messrs. Keitel and Gravette agreed to continue their discussions in New York City on May 24 and 25. On May 7, 1999, during a Board meeting in New York City, the Board was further updated as to the discussions with Parent.

     On May 12, 1999, Mr. Keitel sent a letter to Mr. Gravette in which he confirmed their conversations of the previous week (including the meetings scheduled for May 24 and 25) and increased Parent's offer by $15 million to an aggregate purchase price of $285 million, or approximately $23 per share of Company Common Stock based upon the number of shares of Company Common Stock outstanding on a fully diluted and as converted basis.

     On May 24 and 25, 1999, several meetings took place in New York City between representatives of the two companies regarding the benefits of a possible combination. On May 25, Parent's representatives, in a meeting with the Company's representatives, orally increased its offer to acquire the Company for total consideration of $310 million, or approximately $25 per share of Company Common Stock based on the number of shares of Company Common Stock outstanding on a fully diluted and as converted basis, on the terms and conditions set forth in Mr. Keitel's previous letters of April 28 and May 12.

     On June 9, 1999, at a Board meeting in Seattle, Washington, the Board held a further discussion concerning a possible business combination with Parent.

     On June 15, 1999, Mr. Keitel sent a letter to Mr. Gravette in which he requested that Mr. Gravette inform him of the results of the Board's deliberations on Parent's offer and in which he confirmed in writing the increase in the offer price made orally on May 25, 1999. Later that day, Mr. Gravette responded with a letter informing Mr. Keitel that the Board determined that the offer was inadequate for further consideration. Mr. Gravette also informed Mr. Keitel that Thomas Leppert had been elected by the Board to succeed Mr. Gravette as Chairman of the Board of the Company effective October 1, 1999.

     On June 18, 1999, Mr. Keitel and Mr. Gravette spoke by telephone. Mr. Keitel requested that the Company inform Parent of the price at which it would be willing to enter into a transaction with Parent. Mr. Gravette said that this was an issue for the Board to determine and that he would undertake to provide a proposal to Parent in July.

     On July 12, 1999, Mr. Keitel delivered a letter to Messrs. Gravette and Leppert in which Parent, having refined its valuation analysis, particularly its evaluation of the revenue opportunities available to the combined company, and taking into account the Company's expected 1999 after-tax income, increased its offer to $347 million in the aggregate, or approximately $28 per share of Company Common Stock based on the number of shares of Company Common Stock outstanding on a fully diluted and as converted basis. The letter indicated that it was Parent's intention to keep the Company's management team intact for the foreseeable future. Parent further stated in the letter that its offer would expire if not accepted by the Board by July 30. Parent attached to the letter a revised term sheet setting forth the principal terms of Parent's offer.

     On July 16, 1999, Peter Steiner and Heinrich Baumann-Steiner, each members of the Board, and their affiliates, EBSPSW Holding AG, PSW Holding AG, EBS Holding AG and Esther Baumann-Steiner

(collectively, the "Steiner Affiliates"), filed an amendment to the Statement on
Schedule 13D with respect to the Shares previously filed by them and others. In the amended Schedule 13D, the Steiner Affiliates disclosed that they had learned that an offer had been made to purchase all the Shares of the Company at a substantial premium in excess of the highest market price at which the shares of Company Common Stock had ever traded in the public markets. The Steiner Affiliates also stated that they intended to urge the Board to accept the offer and believed that the offer was fair to all stockholders of the Company from a financial point of view.

     On July 20, 1999, the Board met to address Parent's offer. At that meeting, the Board appointed a committee of independent directors (the "Special Committee"), to consider Parent's offer and other strategic alternatives. The Special Committee consisted of all of the directors of the Company except Messrs. Gravette, Leppert, Steiner, Baumann-Steiner and Fieger. At the meeting, the Board also discussed the status of Parent's proposal. A representative of the legal advisors, Fried, Frank, Harris, Shriver & Jacobson ("Fried Frank"), participated in the meeting.

     On July 22, 1999, Messrs. Leppert, Fee and Sleeman of the Company and Messrs. Koch and Burklin of Parent met in Frankfurt, Germany. At that meeting, the participants discussed various issues relating to the transaction, including matters relating to the governance of the Company following the Merger. The Company's representatives also informed Parent's representatives of recent changes to certain compensation and benefits arrangements for employees and officers of the Company. The Company's representatives further informed Parent that Parent's offer of $28 per share of Company Common Stock was not acceptable.

     From July 23 through July 25, 1999, Messrs. Koch and Leppert had several conversations regarding price, in which Parent increased its offer to $370 million in the aggregate.

     On July 28, 1999, the Special Committee held a telephonic meeting to discuss the proposal by Parent. Representatives of Fried Frank participated in these discussions. The Special Committee determined to accept Parent's offer, subject to agreement on various matters and full Board approval.

     On July 30, 1999, Mr. Gravette informed Mr. Keitel in writing of the Special Committee's action.

     Following several follow-up conversations clarifying certain aspects of Parent's offer, Parent indicated its willingness to move forward with its confirmatory due diligence investigation of the Company and to begin the negotiation of definitive agreements.

     On August 2, 1999, during a telephonic meeting of the Board, the Board was updated as to the status of the discussions with Parent. Representatives of Fried Frank and PaineWebber participated in the meeting.

     From August 3 through August 5, 1999, representatives of Parent and its financial and legal advisors conducted a due diligence investigation of the business and affairs of the Company. Also on August 3, Parent's legal advisors furnished to the Company's legal advisors a draft of the Merger Agreement and the Stockholders Agreement. In addition, on August 3, representatives of Parent and representatives of the Company met to arrive at a price per Share given an aggregate offer price of $370 million and determined a price per share of Company Common Stock to be $28.625, based on the then number of outstanding shares of Company Common Stock on a fully diluted and as converted basis and the average exercise price per share of Company Common Stock issued upon the exercise of outstanding stock options.

     Several conversations took place during the period from August 5 through August 12, 1999 between the legal advisors to the parties regarding the principal issues on the Merger Agreement and the Stockholders Agreement.

     On August 12, 1999, senior executives of Parent and the Company met at the Company's headquarters to address the principal open issues between the parties.

     On Friday, August 13, 1999, Parent received the requisite approval of the Supervisory Board of RWE. Also on August 13, the Board met in person in New York. After consideration of the presentations of legal counsel concerning the Board's duties and the terms of the Offer, the Merger Agreement and the Stockholders Agreement and of PaineWebber concerning its fairness opinion, the Board unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, subject to final negotiation of the terms of the Merger Agreement. The Principal Stockholders indicated that, subject to the execution of the Merger Agreement, they were prepared to enter into the Stockholders Agreement.

     During the weekend of August 14 and 15, 1999, representatives of Parent and Purchaser and their legal advisors worked out all remaining open issues.

     On August 16, 1999, Parent, Purchaser and the Company entered into the Merger Agreement and Parent and the Principal Stockholders entered into the Stockholders Agreement. Immediately thereafter, Parent and the Company made a public announcement to this effect.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE 14D-1 (THE "SCHEDULE 14D-1") FILED BY PURCHASER AND PARENT WITH THE COMMISSION IN CONNECTION WITH THE OFFER. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than within five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which changes the form of consideration paid by Purchaser for the Shares, which imposes conditions to the Offer in addition to those set forth in Section 14 hereof or which makes any other change in the terms of the Offer that is materially adverse to the holders of the Shares, without the prior consent of the Company.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become an indirect wholly owned subsidiary of Parent. Upon consummation of the Merger (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and other than shares of Company Common Stock held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and shall be converted automatically into the right to receive $28.625 in cash (the "Common Stock Merger Consideration"), or any greater price that may be paid per share of Company Common Stock in the Offer, without interest, and (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock held in the treasury of the Company and each share of Company Preferred Stock owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and other than shares of Company Preferred Stock held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to the product of the Common Stock Merger Consideration multiplied by the number of shares of Company Common Stock into which such share of Company Preferred Stock shall be convertible immediately prior to the Effective Time, in each case, without interest.

     Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the initial directors of the Surviving Corporation shall be two directors designated by the Board prior to the Effective Time, three directors designated by Purchaser (who may be employees of Parent or an affiliate) and four independent directors, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is The Turner Corporation". The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions (the "Stockholders' Meeting"). If Purchaser acquires at least the number of shares of Company Common Stock and shares of Company Preferred Stock (determined as if shares of Company Preferred Stock have been converted into shares of Company Common Stock) that, when added to the Shares already owned by Parent, constitute two-thirds of the outstanding shares of Company Common Stock, then Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     Proxy Statement. The Merger Agreement provides that the Company shall, if required by applicable law, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its reasonable best efforts to have cleared by the Commission as promptly as practicable, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable time. The Company has agreed, subject to its fiduciary duties under applicable law based upon advice of outside legal counsel, to include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the Transactions and to use its best efforts to obtain such approval and adoption. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the Transactions. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding shares of Company Common Stock and at least 90% of the then outstanding shares of each series of Company Preferred Stock, Purchaser and the Company agree, at the request of Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Delaware Law.

     Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that by way of amplification and not limitation, and except as contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following, without the prior written consent of
Parent: (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents, (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 2,021,875 shares of Company Common Stock issuable pursuant to employee stock options outstanding on the date of the Merger Agreement and the issuance of a maximum of 2,400,000 shares of Company Common Stock upon conversion of Company Preferred Stock outstanding on the date of the Merger Agreement) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice, (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends and distributions by a wholly owned Subsidiary to the Company or another wholly owned Subsidiary),
(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice, (iii) authorize any single capital expenditure or capital expenditures which are, in the aggregate, not disclosed in the Company's capital expenditure budget previously delivered by the Company to Parent, or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters, (f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors or executive officers, or increase the compensation payable or to become payable or the benefits provided to its current or former non-executive officers or employees other than in the ordinary course in accordance with past practices, (ii) grant any severance or termination pay to, or enter into any employment, retention, stay bonus or severance agreement with any director or executive officer, or grant any severance or termination pay to, or enter into any employment, retention, stay bonus or severance agreement with any non-executive officer or employee other than in the ordinary course in accordance with past practices, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or executive officer, or take any such action for the benefit of any non-executive officer or employee other than in the ordinary course in accordance with past practices, or (iv) amend or modify any employee benefit plan, except as required by law (g) take any action, other than as required by generally accepted accounting principles, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable), (h) make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability, (i) amend, modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice, (j) settle any material litigation, suit, claim, action, proceeding or investigation (other than any settlement which involves only the payment of damages in an immaterial amount and does not involve injunctive or other equitable relief), or (k) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, the Board shall consist of two directors designated by the Board prior to such purchase of Shares, three directors designated by Purchaser (who may be employees of Parent or an affiliate of Parent) and four independent directors, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees and new independent directors, if any, to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its best efforts to cause persons designated by Purchaser and new independent directors, if any, to constitute the same percentage as persons designated by Purchaser and new independent directors, if any, shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the earlier of (i) the time Purchaser acquires two-thirds of the voting power of the outstanding Shares, and
(ii) the Effective Time, the Company has agreed not take any action to induce any member of the Board, as of the date hereof, who are not employees of the Company to resign from the Board.

     The Merger Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company.

     Access to Information. Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants, building sites and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and Parent and Purchaser have agreed to keep such information confidential, except in certain circumstances.

     No Solicitation of Transactions. The Company has agreed that neither it nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate, accept or knowingly encourage the submission of, any Acquisition Proposal. "Acquisition Proposal" is defined to mean (i) any bona fide proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any Subsidiary or (B) 30% or more of the then outstanding shares of Company Common Stock and Company Preferred Stock (determined as if shares of Company Preferred Stock have been converted into shares of Company Common Stock), (ii) any tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning 30% or more of the then outstanding shares of Company Common Stock and Company Preferred Stock (determined as if shares of Company Preferred Stock have been converted into shares of Company Common Stock), (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company and any Subsidiary, other than the Transactions, or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transaction, or (b) except to the extent required by fiduciary obligations under applicable law based upon advice of outside legal counsel, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal). Except to the extent required by fiduciary obligations under applicable law based upon advice of outside legal counsel, the Merger Agreement requires the Company immediately to cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any of the foregoing. The Company has also agreed to promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and to also advise Purchaser of the identity of the person making such Acquisition Proposal or request. The Company has also agreed not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

     Employee and Director Stock Options. The Merger Agreement provides that, immediately prior to the Effective Time, the Company shall terminate the Company Stock Plans and that the Company shall amend the provisions of any other company plans, or related trust or funding vehicle, providing for the issuance, holding, transfer or grant of any Shares, or any interest in respect of any Shares, to provide no continuing rights to acquire, hold, transfer, or grant any Shares or any interest in any Shares. Parent and the Company agree to take all action necessary to provide that each option (an "Option") to purchase shares of Company Common Stock that is an "incentive stock option" becomes fully vested and exercisable as soon as practicable following the date of the Merger Agreement (whether or not previously vested or exercisable). Parent and the Company have also agreed to take all action necessary to provide that each Option and each stock unit or other right to receive Shares (a "Unit") pursuant to the Company Stock Plans or any stock option or stock unit agreement or other arrangement to which the Company is a party which is outstanding immediately prior to the acceptance of the Shares by the Purchaser pursuant to the Offer, shall become fully exercisable and vested, whether or not previously exercisable or vested, immediately prior to such acceptance and to provide that, with respect to each such Option and Unit, the holder thereof becomes entitled to either, at the election of Purchaser, (i) to receive from the Company, at the time payment is made for the Shares tendered pursuant to the Offer, an amount in cash equal to the Cash-Out Value (as defined below), or (ii) exercise any Option or Unit prior to the time payment is made for the Shares tendered pursuant to the Offer, provided, however, that any Option or Unit that is not cashed out or exercised will terminate as of the Effective Time, and provided further that Purchaser may elect clause (ii) above only if it provides a mechanism therefor which the Company in its good faith judgment deems to not prejudice the holders of Options with respect to economics or the risk of holding shares. The Merger Agreement defines the "Cash-Out Value" to be: (i) with respect to each such Option, an amount of cash in cancellation of such Option equal to the difference between the Common Stock Merger Consideration and the per share exercise price of such Option, multiplied by the number of shares of Company Common Stock to which such Option remains unexercised, and (ii) with respect to each such Unit, an amount of cash in cancellation of such Unit equal to the Common Stock Merger Consideration (less, in the case of both Options and Units, any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended or any provision of state or local law). The Company and Parent have agreed to cooperate, and take all reasonable steps to share in advance information, to effect the transactions contemplated by the foregoing.

     Employee Benefit Matters. The Merger Agreement also provides that, following the Effective Time, Parent will cause the Company to honor all exiting company plans which have been disclosed to Parent. Parent also agrees, through at least December 31, 2000, to cause the Company to continue in effect the annual incentive program of the Company, subject to such adjustments to the targets under such program as shall be necessary or advisable to take into account the Transactions and the business of the Company following the Effective Time. The Merger Agreement provides that, following the Effective Time, Parent shall cause the Company to establish a phantom option plan and a phantom restricted stock plan for senior officers of the Company that will replace the Company's existing option and restricted stock plans. Such phantom option plan shall be similar in nature and scope to the Company's existing option plan.

     Parent agrees to cause the Company to continue to maintain through December 31, 2000 compensation and benefits (including severance but excluding stock based plans except as otherwise contemplated by the foregoing) for all continuing directors, officers and employees of the Company and the Subsidiaries which are, in the aggregate, at least substantially equivalent to the compensation and benefits (including severance but excluding stock based plans except as otherwise contemplated by the foregoing) that these persons had immediately prior to the Effective Time. For purposes of determining eligibility and vesting under any Purchaser benefit plans, employees of the Company and the Subsidiaries will be credited with their years of service with the Company or the Subsidiaries. To the extent that any Purchaser benefit plan in which a Company employee participates after the Effective Time provides medical, dental, vision or other welfare benefits, Purchaser has agreed to cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such employee and his or her covered dependents except to the extent such employee and his or her covered dependents were subject to such requirements under the applicable Company Plans, and Purchaser has agreed to cause any eligible expenses incurred by such employee on or before the Effective Time to be taken into account under such plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement further provides that the By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     Parent has agreed to indemnify, and to cause the Surviving Corporation to indemnify, all officers, directors, employees or agents of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by the Merger Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the Merger Agreement occurring prior to and including, the Effective Time, Parent, from and after the Effective Time, will pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

     In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Merger Agreement provides that (i) Parent or the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (with counsel engaged by Parent or the Surviving Corporation to be reasonably acceptable to the relevant Indemnified Party) and Parent shall not be liable to such Indemnified Parties for any legal expense of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; (ii) such Indemnified Party will cooperate in the defense of any such matter; and (iii) Parent or the Surviving Corporation shall not be liable to any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     The Merger Agreement provides that the Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 225% of the current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be $269,400 in the aggregate).

     Parent, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnity obligations.

     Further Action; Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholders Agreement (collectively, the "Transactions") and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger.

     In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, labor matters, real property and leases, intellectual property, Year 2000 compliance, environmental matters and taxes.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Company's Certificate of Incorporation, (b) no United States federal, state, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (hereinafter, a "Governmental Authority") shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting in any material manner, preventing or prohibiting consummation of the Transactions; and (c) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of the
Company: (a) by mutual written consent duly authorized by the Boards of Directors of Purchaser and the Company and the Management Board of Parent, (b) by either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before March 31, 2000; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority in the United States or the European Union shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, which injunction, order, decree or ruling has become final and nonappealable, (c) by Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14 hereof, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder, or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing, or (d) by the Company, upon approval of the

Board, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Section 14 hereof, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, (A) any representation or warranty of Parent or Purchaser in the Merger Agreement shall not be true and correct except to the extent that the failure of such representation or warranty to be true and correct could not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement, or (B) Parent or Purchaser shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement, except to the extent such non-performance or non-compliance could not reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or otherwise materially reduce Purchaser's or Parent's obligations under the Agreement, (iii) the Offer has not been timely commenced (except as a result of actions or omissions by the Company), or (iv) prior to the purchase of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law, based upon advice of outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means any Acquisition Proposal on terms which the Board determines, in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation), to be more favorable to the Company's stockholders than the Offer and the Merger and as to which, to the extent financing is required, there shall have been obtained from a responsible financing source or sources one or more commitment letters containing customary terms and conditions.

     In the event of the termination of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and there shall be no liability thereunder on the part of any party thereto except under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination.

     The Merger Agreement provides that in the event that (a) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of 30% or more of the then outstanding Shares of Company Common Stock and Company Preferred Stock (determined as if shares of Company Preferred Stock have been converted into shares of Company Common Stock and the Merger Agreement shall have been terminated pursuant to the provisions described in the second preceding paragraph above; or in the event that (b) the Merger Agreement is terminated (x) pursuant to section (c)(ii) or (d)( iv) of the second preceding paragraph above or (y) pursuant to section (c)(i) or (d)(i) of the second preceding paragraph above, to the extent that the failure to commence, the termination or the failure to accept any Shares for payment, as set forth in section (c)(i) or (d)(i) of the second preceding paragraph above, as the case may be, shall relate to the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the material breach by the Company of any of its material representations or warranties contained in the Merger Agreement, then, in any such event, the Company shall pay Parent a fee of $10 million, which amount shall be payable in immediately available funds. The Merger Agreement also provides that in the event that any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (x) the Offer shall have remained open for at least 20 business days, (y) the Minimum Condition shall not have been satisfied and (z) the Merger Agreement shall have been terminated pursuant to section (c) or (d)of the second preceding paragraph above, then, in any such event, the Company shall pay
Parent: (i) a fee of $5 million within one business day following termination of the Merger Agreement and (ii) if the Company enters into an agreement in respect of an Acquisition Proposal within 12 months of the termination of the Merger Agreement, an additional fee of $7 million payable within one business day following consummation of an Acquisition Proposal.
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

     The Merger Agreement also provides that all costs and expenses incurred in connection with the Merger Agreement, the Stockholders Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

THE STOCKHOLDERS AGREEMENT

     THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE STOCKHOLDERS AGREEMENT, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE SCHEDULE 14D-1. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDERS AGREEMENT.

     Parent and Purchaser have also entered into the Stockholders Agreement with the Principal Stockholders pursuant to which the Principal Stockholders have agreed (i) to tender their Shares into the Offer, (ii) to vote their Shares in favor of the Merger, if applicable, in each case subject to the conditions set forth in the Stockholders Agreement, and (iii) to grant to Purchaser an option to purchase their shares of Company Common Stock at the Per Share Amount and their shares of Company Preferred Stock at an amount in cash equal to the product of the Per Share Amount multiplied by the number of shares of Company Common Stock issuable upon the conversion of such shares of Company Preferred Stock, in each case subject to the conditions set forth in the Stockholders Agreement.

     Tender of Shares. Each Principal Stockholder has agreed to tender, pursuant to and in accordance with the terms of the Offer, and not withdraw, all such Principal Stockholder's Shares, provided, however, that any Principal Stockholder who would incur liability under Section 16(b) of the Exchange Act as a result thereof is not required to tender such Shares to the extent necessary to avoid such liability.

     Voting Agreement. Each Principal Stockholder has also agreed that, from and after the date of the Merger Agreement and until the close of business on the 180th day following termination of the Merger Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Principal Stockholder will vote (or will cause to be voted) such Stockholder's Shares (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Stockholders Agreement and otherwise in such manner as may be necessary to consummate the Merger, (b) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement (whether or not theretofore terminated) or of the Principal Stockholder contained in the Stockholders Agreement, and (c) against any action, proposal, agreement or transaction (other than the Merger Agreement or the Transactions) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Offer, the Merger or the Stockholders Agreement, including, but not limited to, any Superior Proposal.

     Irrevocable Proxy. The Stockholders Agreement also provides that, if any Principal Stockholder fails to comply with the foregoing voting agreement (as determined by Parent in its sole discretion), such Principal Stockholder agrees to the irrevocable appointment of Parent, and each of its officers, as such Principal Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of Delaware Law, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Principal Stockholder's Shares at any meeting of stockholders of the Company, or consent in lieu of any such meeting, or otherwise, on the matters and in the manner specified in the foregoing paragraph.

     Grant of Option. The Stockholders Agreement provides that each Principal Stockholder grants to Purchaser an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase all, and not less than all, of such Principal Stockholder's shares of Company Common Stock and/or such Principal Stockholder's shares of Company Preferred Stock at the applicable Purchase Price, net to such Principal Stockholder in cash. The Stockholders Agreement provides further that each Option shall expire if not exercised prior to the close of business on the 180th day following termination of the Merger Agreement. Purchaser may exercise any or all of the Options as to any Principal Stockholder, at any time and from time to time, following termination of the Merger Agreement, under circumstances in which any fee (or any portion thereof) shall be payable and prior to the expiration of such Options.

     Option Closing. Under the Stockholders Agreement, if Purchaser wishes to exercise an Option, Purchaser shall send a written notice to the applicable Principal Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date of the closing (the "Option Closing") of the purchase. At the Option Closing, (i) each Principal Stockholder whose Shares are being purchased shall deliver to Purchaser (or its designee) all of such Principal Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares, in the denominations designated by Purchaser, duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed, and (ii) Purchaser shall pay to each such Principal Stockholder the aggregate Purchase Price for such Principal Stockholder's Shares.

     Conditions to Option Closing. The Option Closing is subject to the conditions that (i) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchaser pursuant to the exercise of the Options illegal, or otherwise restricting, preventing or prohibiting consummation of the purchase and sale of the Shares pursuant to the exercise of the Options, and (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options under the HSR Act shall have expired or been terminated.

     Recapture. The Stockholders Agreement also provides that, in the event Purchaser sells any Shares acquired pursuant to the exercise of an Option within the two-year period following the applicable Option Closing at a price in excess of the Purchase Price for such Shares, Purchaser shall promptly pay to the applicable Principal Stockholder an amount equal to such excess (less any taxes incurred by Purchaser in connection therewith).

     No Solicitation of Transactions. Each Principal Stockholder has agreed that between the date of the Stockholders Agreement and the date of termination of the Merger Agreement, such Principal Stockholder will not, directly or indirectly, through any officer, agent or otherwise, (a) solicit, initiate, accept or knowingly encourage the submission of any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, or assist or participate in, facilitate or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Each Principal Stockholder has agreed to, and has agreed to direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Each Principal Stockholder has agreed to promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request.

     Termination. The Stockholders Agreement provides that the Principal Stockholders' obligation thereunder to tender, and not withdraw, their Shares pursuant to the Offer shall terminate on the expiration date of the Offer. The Options (including any Option as to which an exercise notice has been delivered but for which the Option Closing has not occurred) shall expire if not exercised prior to the close of business on the 180th day following termination of the Merger Agreement. The remaining provisions of the Stockholders Agreement terminate upon the earliest of (a) the effective time of the Merger and (b) the close of business on the 180th day following the termination of the Merger Agreement.

CONFIDENTIALITY AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE CONFIDENTIALITY AGREEMENT, DATED APRIL 1, 1999, BETWEEN THE COMPANY AND PARENT (THE "CONFIDENTIALITY AGREEMENT"), A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO SCHEDULE 14D-1. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT.

     Pursuant to the Confidentiality Agreement, Parent has agreed, among other things, (i) not to use any of the Evaluation Material for any reason other than to evaluate a possible transaction between Parent and the Company, (ii) that the Evaluation Material will be kept strictly confidential by Parent and its representatives and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms of the Confidentiality Agreement, will not be disclosed by Parent or by its representatives. The Confidentiality Agreement provides that Parent may disclose the Evaluation Material to those representatives of Parent that require such material for the purpose of evaluating a possible transaction. For purposes of the Confidentiality Agreement, "Evaluation Material" is defined to mean non-public information regarding the Company and any other non-public, confidential or proprietary information concerning the Company that the Company and its advisors furnish to Parent; provided, however, that Evaluation Material does not include information which (i) becomes generally available to the public other than as a result of disclosures by Parent or its representatives, (ii) was already in Parent's possession or was independently developed by Parent without violation of the Confidentiality Agreement prior to its disclosure to Parent by the Company, its representatives or its agents, or (iii) becomes available to Parent on a non-confidential basis from a source other than the Company, its representatives or its agents, provided that such source is not, to Parent's knowledge after reasonable investigation, bound by a confidentiality agreement with the Company, its representatives or its agents or otherwise prohibited from transmitting the information to Parent or Parent's representatives by a contractual, legal or fiduciary obligation.

     Pursuant to the Confidentiality Agreement, Parent has also agreed that for a period of two years from the date of the Confidentiality Agreement, unless Parent shall have been specifically invited in writing by the Company, neither Parent nor any of its affiliates will in any manner, directly or indirectly, (a) effect or seek, offer or propose to effect, or cause or participate in or in any way assist any person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in, (i) any acquisition of any securities or assets of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a "group" (as defined under the Exchange Act) with respect to any voting securities of the Company, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, and
(d) take any action which might force the Company to make a public announcement or arrangements with any third party with respect to any of the foregoing.

THE RIGHTS AGREEMENT

     THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE RIGHTS AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT AND THE AMENDMENTS THERETO WHICH ARE INCORPORATED HEREIN BY REFERENCE AND COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION.

     On August 14, 1998, the Board declared a dividend distribution of one Right for each outstanding share of Company Common Stock. The distribution was payable to the stockholders of record at the close of business on September 21, 1998, and, in addition, the Company has authorized the issuance of one Right with respect to each share of Company Common Stock that becomes outstanding between the close of business on September 21, 1998, and the earlier of the Distribution Date or the Rights Expiration Date (as such terms are defined below) or the date, if any, on which Rights may be redeemed. When exercisable, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of a new series of the Company's preference stock designated as Series F Participating Preference Stock ("Series F Preferred Stock") at a price of $80 per one one-hundredth of a share (the "Rights Purchase Price"), subject to adjustment.

     Under the Rights Agreement, the Distribution Date is defined as the earlier of the tenth business day after (i) the commencement of a tender or exchange offer by any person (other than the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company) for a number of the outstanding shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company, unless the Board declares that the tenth business day following such tender or exchange offer shall not be considered a Distribution Date, or (ii) the date (the "Stock Acquisition Date") of a public announcement by the Company or an Acquiring Person that an Acquiring Person has become such. In general, under the Rights Agreement an Acquiring Person is a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, any person who is the beneficial owner of shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company solely by reason of the purchase or conversion of certain specified securities, including the Company's Series C Preferred Stock and Series D Preferred Stock, or any person who acquires shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company in connection with a transaction or series of transactions approved in advance by the Board) who has acquired or obtained the right to acquire beneficial ownership of a number of the outstanding shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company.

     The Rights are not exercisable until after the date on which the Company's right to redeem has expired. The Rights will expire on September 21, 2008 (the "Rights Expiration Date"), unless earlier redeemed by the Company as described below.

     The Series F Preferred Stock will be non-redeemable and will rank equally in respect of dividends and the distribution of assets to all other classes or series of the Company's preferred stock, unless the terms thereof shall provide otherwise. The Series F Preferred Stock which is the subject of the Rights may not be issued except upon exercise of Rights. Each share of Series F Preferred Stock will have a minimum preferential quarterly dividend rate of $3 per share but will be entitled to an aggregate of 100 times the cash and non-cash (payable in kind) dividends and distributions (other than dividends and distributions payable in Company Common Stock) declared on Company Common Stock. In the event of liquidation, the holders of Series F Preferred Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100 per share or 100 times the payment made per share of Company Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon. Each share of Series F Preferred Stock will have 100 votes, voting together with the Company Common Stock. In the event of any merger, consolidation or other transaction in which shares of Company Common Stock are exchanged, each share of Series F Preferred Stock will be entitled to receive 100 times the amount received per share of Company Common Stock. The rights of the Series F Preferred Stock as to dividends, liquidation and voting are protected by antidilution provisions.

     In the event that, on or at any time after a Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction (in which any shares of the Company's Company Common Stock are changed into or exchanged for other securities or assets) or 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) are sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Company Common Stock of the acquiring company which at the time of such transaction would have a market value (determined as provided in the Rights Agreement) of two times the Rights Purchase Price.

     In the event that (i) on or at any time after a Stock Acquisition Date, the Company is the surviving corporation in a merger or other business combination and its Company Common Stock remains outstanding and unchanged, (ii) an Acquiring Person engages in one or more self-dealing transactions specified in the Rights Agreement, (iii) a person (other than the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, or a person who acquires 30% or more of the general voting power of the Company in connection with a transaction or series of transactions approved prior to such transaction or transactions by the Board) alone, or together with his, her or its affiliates or associates, becomes the beneficial owner of a number of the outstanding shares of the Company's stock having in the aggregate 30% or more of the general voting power of the Company or (iv) during such time as there is an Acquiring Person, any of certain events described in the Rights Agreement occurs which results in such Acquiring Person's ownership interest being increased by more than 1%, then, and in each such case, proper provision shall be made so that each holder of a Right (except as noted below) will thereafter have the right to receive, upon payment of the Rights Purchase Price, that number of shares of Company Common Stock, or in the discretion of the Board, one one-hundredths of a share of Series F Preferred Stock as shall equal the result obtained by (A) multiplying the then current Rights Purchase Price by the then number of one one-hundredths of a share of Series F Preferred Stock for which an associated Right was exercisable immediately prior to the first occurrence of any one of the events listed above in this paragraph and (B) dividing that product by 50% of the current market price per one share of Company Common Stock.

     Up to and including the tenth business day after a Stock Acquisition Date, which time period may be extended by the Board to any time up to and including the twentieth business day after a Stock Acquisition Date, the Company may redeem the rights in whole, but not in part, at a price of $.01 per Right, which amount may be adjusted as provided in the Rights Agreement (the "Redemption Price"). Promptly upon the action of the Board electing to redeem the Rights, the Company shall make an announcement thereof and, upon such announcement, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. On or after the Distribution Date, the Board may amend the Rights Agreement in various respects, including (i) to shorten or lengthen certain time periods and (ii) in a manner not adverse to the interests of the Rights holders.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Company at $.01 per Right, subject to adjustment, at any time up to and including the tenth business day (twentieth business day if the Board so determines) following the Stock Acquisition Date.

     In connection with and prior to the Company entering into the Merger Agreement, on August 13, 1999, the Company amended its Right Agreement so that none of the execution, delivery or performance of the Merger Agreement or the Stockholders Agreement, the making of the Offer or the acceptance for payment or payment for Shares by Purchaser pursuant to the Offer will cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent or Purchaser or any of their affiliates to be deemed an Acquiring Person or (iii) the Stock Acquisition Date to occur upon any such event.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. In addition, Article 6 of the Company's Certificate of Incorporation provides that the affirmative vote of the holders of at least two-thirds of all outstanding shares entitled to vote is required to authorize a merger approved by a majority of disinterested directors.

     The Board of Directors of the Company has unanimously (A) determined that the Merger Agreement and the Transactions, including each of the Offer and the Merger, and the transactions contemplated by the Stockholders Agreement, are fair to and in the best interests of the holders of Shares, (B) approved, adopted and declared advisable the Merger Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and (C) recommended that the holders of Shares accept the Offer and tender the Shares pursuant to the Offer, and approve and adopt the Merger Agreement. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of at least two-thirds of all outstanding shares entitled to vote. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by applicable law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, the Merger Agreement provides that the Board shall consist of two directors designated by the Board prior to such purchase of Share, three directors designated by Purchaser and four independent directors. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding shares of Company Common Stock and at least 90% of the then outstanding shares of each series of Company Preferred Stock, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding shares of Company Common Stock and at least 90% of the then outstanding shares of each series of Company Preferred Stock pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     The foregoing summary of the rights of dissenting stockholder under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights available under Delaware Law. The preservation and exercise of dissenter's rights require strict adherence to the applicable provisions of Delaware Law.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 is not applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Parent's current intention is to operate the businesses of the Company and the Subsidiaries following the Effective Time in a manner substantially consistent with the manner in which such businesses are currently operated. As a result, Parent currently intends that the Company and the Subsidiaries shall maintain their current names for the foreseeable future and shall, for the foreseeable future, be the principal entities through which Parent conducts the businesses in the United States that are currently conducted by the Company and the Subsidiaries. Notwithstanding the foregoing, Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and may change any of the foregoing if it deems it advisable under the circumstances then existing in the exercise of its business judgment.

     Following the Effective Time, Parent intends to cause the Company to honor the existing company plans and annual incentive programs and to cause the Company to establish a phantom option plan and a phantom restricted stock plan for senior officers of the Company, all as more fully described in the description of the Merger Agreement. See Section 10.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary.

     12. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent: (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 2,021,875 shares of Company Common Stock issuable pursuant to employee stock options outstanding on August 16, 1999, and the issuance of a maximum of 2,400,000 shares of the Company Common Stock upon conversion of Company Preferred Stock outstanding on August 16, 1999); (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends and distributions by a wholly owned Subsidiary to the Company or another wholly owned Subsidiary); or (c) reclassify, combine, split, subdivide or redeem, or repurchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) and the Merger as it deems appropriate to reflect such split, combination or other change.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of shares of Company Common Stock by Purchaser pursuant to the Offer will reduce the number of shares of Company Common Stock that might otherwise trade publicly and will reduce the number of holders of shares of Company Common Stock, which could adversely affect the liquidity and market value of the remaining shares of Company Common Stock held by the public and the value of the shares of Company Preferred Stock.

     Depending upon the number of shares of Company Common Stock purchased pursuant to the Offer, the shares of Company Common Stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. Parent intends to cause the delisting of the shares of Company Common Stock by the NYSE following consummation of the Offer.

     According to the NYSE's published guidelines, the NYSE would consider delisting the shares of Company Common Stock if, among other things, the number of record holders of at least 100 shares of Company Common Stock should fall below 1,200, the number of publicly held shares of Company Common Stock (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held shares of Company Common Stock (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. The Company has advised Purchaser that, as of August 13, 1999, there were 9,181,456 shares of Company Common Stock outstanding, held by approximately 2,027 holders of record. If, as a result of the purchase of shares of Company Common Stock pursuant to the Offer or otherwise, the shares of Company Common Stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of Company Common Stock is discontinued, the market for the shares of Company Common Stock could be adversely affected.

     If the NYSE were to delist the shares of Company Common Stock, it is possible that the shares of Company Common Stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Company Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of shares of Company Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Company Common Stock or whether it would cause future market prices to be greater or less than the Per Share Amount.

     The shares of Company Common Stock are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the shares of Company Common Stock might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such shares of Company Common Stock could no longer be used as collateral for loans made by brokers.

     The shares of Company Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the shares of Company Common Stock are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the shares of Company Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of shares of Company Common Stock and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the shares of Company Common Stock under the Exchange Act were terminated, the shares of Company Common Stock would no longer be "margin securities" or be eligible for NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the shares of Company Common Stock under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

          (a) there shall have been enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and which (i) makes illegal, materially delays, or otherwise, directly or indirectly, restrains or prohibits or makes materially more costly, the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent or the purchase of Shares pursuant to any Stockholders Agreement, or the consummation of any other Transaction, or obtains material damages in connection with any Transaction, (ii) prohibits or limits materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and its Subsidiaries, in either case, taken as a whole, or compels the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and its Subsidiaries, in either case, taken as a whole, (iii) imposes or confirms limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or any Stockholders Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Merger, (iv) requires divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares, or (v) which otherwise has a Material Adverse Effect, provided that Purchaser shall extend or amend, and not terminate, the Offer pursuant to this paragraph
     (a) if the applicable law is a temporary or preliminary order, decree or injunction and the Company is using all reasonable efforts to have such order, decree or injunction reversed, vacated or lifted; and provided, further that Purchaser's right to invoke this condition is subject to Parent and Purchaser having used all reasonable efforts to prevent the enactment, issuance, promulgation, enforcement or entry of such Law. "Material Adverse Effect" is defined to mean any circumstance, change or effect that, individually or when taken together with all other circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole, except any such effect resulting from or arising in connection with
     (A) changes or conditions (including changes in generally accepted accounting principles, law, regulation or judicial or other interpretation) affecting the general building construction industry generally or the construction management industry generally, or (B) changes in economic or financial market conditions generally;

          (b) there shall have been instituted or be pending any litigation, suit, claim, action, proceeding or investigation instituted by or on behalf of any Governmental Authority seeking the entry of any order, decree or injunction (whether temporary, preliminary or permanent) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any Material Adverse Effect;

          (d) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany, or (ii) any limitation (whether or not mandatory) by any government or Governmental Authority, on the extension of credit by banks or other lending institutions;

          (e) any representation or warranty of the Company in the Merger Agreement (i) which is qualified as to Material Adverse Effect shall not be true and correct, subject to such Material Adverse Effect qualification, in all respects or, (ii) any such representation or warranty that is not so qualified shall not be true and correct except to the extent that the failure of such representation or warranty to be true and correct could not reasonably be expected to have a Material Adverse Effect or prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under the Merge Agreement, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement, and except that any representation or warranty that addresses matters only as of a particular date shall not be true and correct, subject to the qualifications described above, as of such date;

          (f) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement or any Stockholder shall have failed to perform in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of such Stockholder to be performed or complied with by it under the Stockholders Agreement;

          (g) the Merger Agreement shall have been terminated in accordance with its terms; or

          (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder,

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On August 13, 1999, prior to the execution of the Merger Agreement, the Board, by unanimous vote of all directors present at a meeting held on such date, (A) determined that the Merger Agreement and the transactions determined thereby, including each of the Offer and the Merger, and the transaction contemplated by the Stockholders Agreement, are fair to and in the best interest of the holders of Shares, (B) approved, adopted and declared advisable the Merger Agreement and the Transactions. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer and the Stockholders Agreement are subject to such requirements. See Section 2.

     Pursuant to the HSR Act, RWE will file, as promptly as practicable, a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer and the Stockholder Agreements with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by RWE. Accordingly, its is anticipated that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 calendar days after RWE has made its filing, unless such waiting period is earlier terminated by the FTC or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. No separate waiting period would apply to the purchase of Shares pursuant to the Stockholders Agreement after the expiration of the waiting period applicable to the Offer. If, however, the Offer is terminated prior to the expiration of the 15-day waiting period, the parties would have to refile Premerger Notification and Report Forms, and a 30-day waiting period would apply to the purchase of Shares pursuant to the Stockholders Agreement running from the date of the original filing. Pursuant to the HSR Act, RWE will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from RWE and/or the Company with respect to the Offer, the purchase of Shares pursuant to the Offer would not be consummated until the expiration of a 10-calendar day waiting period commencing on the date that requested additional information is received by the requesting authority. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If, on the initial scheduled expiration date of the Offer, the applicable waiting period under the HSR Act has not expired or been terminated, then Purchaser shall extend the Offer from time to time until five business days after the expiration or termination of the applicable waiting period under the HSR Act. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer or the Stockholders Agreement. At any time before or after the purchase of Shares pursuant to the Offer or the Stockholders Agreement by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Stockholders Agreement or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of RWE, Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to RWE and Parent relating to the businesses in which RWE, Parent, the Company and their respective subsidiaries are engaged, RWE, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     16. FEES AND EXPENSES.

     Except as set forth below, Purchaser or Parent will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Parent has engaged Goldman, Sachs & Co. to act as its financial adviser. Pursuant to a letter agreement dated April 6, 1999, Parent has agreed to pay a minimum fee of $250,000 to Goldman, Sachs & Co. and will pay such firm a transaction fee of $2,750,000 (against which the $250,000 minimum fee will be credited), contingent upon consummation of the acquisition of the Company. Parent has also agreed to reimburse Goldman, Sachs & Co. for its reasonable out-of-pocket expenses related to its engagement, including the fees and disbursements of legal counsel, and to indemnify Goldman, Sachs & Co. against certain liabilities and expenses in connection with its engagement, including certain liabilities under federal securities laws.

     Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and First Chicago Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     The Information Agent and the Depositary will each receive its customary compensation for its services, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under federal securities laws.

     17. MISCELLANEOUS.

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTERS OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          BETA ACQUISITION CORP.

August 20, 1999

     Manually executed facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

    By Overnight Courier:                  By Mail:                        By Hand:

 First Chicago Trust Company     First Chicago Trust Company     First Chicago Trust Company
         of New York                     of New York                     of New York
       Corporate Action                Corporate Action                Corporate Action
          Suite 4680                      Suite 4660             c/o Securities Transfer and
  14 Wall Street, 8th Floor             P.O. Box 2569              Reporting Services, Inc.
      New York, NY 10005          Jersey City, NJ 07303-2569     100 William Street, Galleria
                                                                      New York, NY 10038

                      ------------------------------------

     Questions or requests for assistance may be directed to the Information Agent at its respective address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                 INISFREE LOGO

                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833
                   ALL OTHERS CALL TOLL-FREE: (888) 750-5834

                                   SCHEDULE I

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                          OF PARENT, RWE AND PURCHASER

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name, principal business address, present principal occupation or employment, five-year employment history and certain other information concerning the directors and executive officers of Parent. Unless otherwise indicated, the business address of each individual listed below is Parent, Opernplatz 2, 45128 Essen, Germany, and the position is with Parent. Each person listed is citizen of Germany.

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
Hans-Peter Keitel                       52   Chairman and Chief Executive Officer of Parent since
(Dr.-Ing. Dr.-Ing E.h.)                      1992; Member of the Executive Board of RWE since 1992;
                                             Member of the Supervisory Board of DEA Mineraloel AG
                                             (manufacturing and marketing of petroleum products &
                                             petrochemicals; Hamburg, Germany) since 1993; Member of
                                             the Supervisory Board of Iveco Magirus AG (truck
                                             builder; Munich, Germany) since 1998; Member of the
                                             Supervisory Board of Lahmeyer AG (industrial systems;
                                             Guiollettstrasse 48, 60325 Frankfurt am Main, Germany)
                                             since 1997; Member of the Supervisory Board of Raab
                                             Karcher AG-Veba Immobilien Management (real estate;
                                             Germany) since 1993; Member of the Supervisory Board of
                                             RWE Telliance AG (telecommunications; Gutenbergstrasse
                                             3, 45128 Essen, Germany) since 1998; Director of Ballast
                                             Nedam N.V.(construction business; Laan van Kronenburg 2,
                                             1183 AS Amstelveen, Netherlands) since 1994; Director of
                                             Leighton Holdings Limited (construction business;
                                             Leighton House, 472 Pacific Highway, St. Leonards NSW
                                             2065, Australia) since 1992; Director of Pilkington plc
                                             (glass manufacturer; Prescot Road, St. Helens, WA10 3TT,
                                             United Kingdom) since 1995; Member of the Board of
                                             Directors of HOCHTIEF Inc. (Wilmington, Delaware) since
                                             1996.
Friedel Abel                            54   Member of the Executive Board of Parent since 1995;
                                             Member of the Supervisory Board of Streif AG (real
                                             estate; 54595 Weinsheim/Eifel, Germany) since 1997.
Hans-Wolfgang Koch                      58   Member of the Executive Board of Parent since 1999;
                                             Chairman of the Executive Board of Balcke Durr AG
                                             between 1990 and 1999.
Wolfhard Leichnitz                      46   Member of the Executive Board of Parent since 1992;
(Dr.-Ing.)                                   Member of the Supervisory Board of BUL-Bergbausanierung
                                             und Landschaftsgestaltung Brandenburg GmbH (Chairman)
                                             (environmental restoration; Senftenberg, Germany)
                                             between 1994 and 1999; Member of the Supervisory Board
                                             of Flughafen Dusseldorf GmbH (airport; Dusseldorf,
                                             Germany) since 1998; Member of the Supervisory Board of
                                             Mannesmann Demag AG (Krauss-Maffei Strasse 2, 80997
                                             Munich, Germany) since 1994; Member of the Supervisory
                                             Board of Rheinelektra Technik GmbH (engineering and
                                             electrical supply; Augustaanlage 32, 68165 Mannheim,
                                             Germany); Director of Concor Limited (construc-

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
                                             tion; Concor House, 13 Church Street Ext., Crown
                                             Industria, Johannesburg 2092, South Africa) since 1993;
                                             Member of the Supervisory Board of Athens International
                                             Airport S.A. (airport operator; Athens, Greece) since
                                             1999.
Busso Peus                              57   Member of the Executive Board of Parent since 1994;
(Dr. jur.)                                   Director of Ballast Nedam N.V.(construction; Laan van
                                             Kronenburg 2, 1183 AS Amstelveen, Netherlands) since
                                             1994; Director of Leighton Holdings Limited
                                             (construction; Leighton House, 472 Pacific Highway, St.
                                             Leonards NSW 2065, Australia) since 1994; Director of
                                             Gatanti-Koza Insaat Sanayi ve Ticaret A.S.(structual and
                                             civil engineering & property development; Baglarbasi
                                             Kisikli Caddesi 28, Altunizade 81180 Uskudar-Istanbul,
                                             Turkey) since 1997.
Karl Ronnberg                           56   Member of the Executive Board of Parent since 1994;
(Dr.-Ing.)                                   Director of Construcciones LAIN, S.A. (construction;
                                             Madrid, Spain) since 1997; HOCHTIEF do Brasil
                                             S.A.(construction; Av. Alfredo Egidio de Souza, Aranha
                                             145, Sao Paulo 04726, Brazil) since 1995; Director of
                                             Leighton Asia Limited (construction, Cayman Islands /
                                             British West Indies) since 1993; Director of Kitchell
                                             Corporation (construction & property development; 1707
                                             East Highland, Phoenix Arizona 85016, USA) since 1993.
                                             Director of Hochtief Construcciones S.A. (Av. Corrientes
                                             222-10 y 11 Piso, 1043 Buenos Aires, Argentina) since
                                             1997; President of HT Construction, Inc. (Dover,
                                             Delaware) since 1990.
Hans-Georg Vater                        57   Member of the Executive Board of Parent since 1996; CEO
(Dr. rer. pol.)                              of MAN Gutehoffnungshutte AG (engineering;
                                             Bahnhofstrasse 66, 46145 Oberhausen, Germany) from 1988
                                             to 1995; Member of the Supervisory Board of
                                             Deilmann-Haniel GmbH (special civil engineering;
                                             Dortmund, Germany) between 1998 and 1999; Member of the
                                             Supervisory Board of Monachia Grundstucks-AG (real
                                             estate; Nymphenburger Strasse 48, 80335 Munich, Germany)
                                             since 1998; Member of the Supervisory Board of Streif AG
                                             (Chairman) (housing construction; 54595 Wein-
                                             sheim/Eifel, Germany) since 1996; Director of Athens
                                             International Airport S.A. (airport operator; Athens,
                                             Greece) between 1996 and 1999; Director of Gatanti-Koza
                                             Insaat Sanayi ve Ticaret A.S.(structual and civil
                                             engineering & property development; Baglarbasi Kisikli
                                             Caddesi 28, Altunizade 81180 Uskudar-Istanbul, Turkey)
                                             since 1997.
Dietmar Kuhnt                                Chairman of the Supervisory Board of Parent; Chairman of
(Dr. jur.)                                   the Board of Management of RWE. Member of the
RWE AG                                       Supervisory Board of Allianz Versicherungs-AG
Opernplatz 1                                 (insurance) (Koniginstrasse 28, 80802 Munich, Germany);
45128 Essen                                  Member of the Supervisory Board of Dresdner Bank AG
Germany                                      (bank; Frankfurt am Main, Germany); Member of the
                                             Supervisory Board of Hapag-Lloyd AG (transportation
                                             Germany); Member of the Supervisory Board of
                                             Heidelberger Druckmaschinen AG (Chairman)
                                             (Kurfursten-Anlage 52-60, 69115 Heidelberg, Germany);
                                             Mem-

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
                                             ber of the Supervisory Board of Lahmeyer AG (Chairman)
                                             (industrial systems; Guiollettstrasse 48, Frankfurt am
                                             Main, Germany); Member of the Supervisory Board of
                                             Metallgesellschaft AG (Germany); Member of the
                                             Supervisory Board of Preussag AG, (Germany); Member of
                                             the Supervisory Board of Rheinbraun AG (Chairman)
                                             (mining and raw materials; Stuttgenweg 2, 50935 Cologne,
                                             Germany); Member of the Supervisory Board of RWE-DEA AG
                                             fur Mineraloel und Chemie (Chairman); (Hamburg,
                                             Germany); Member of the Supervisory Board of RWE Energie
                                             AG (Chairman) (energy; Kruppstrasse 5, 45128 Essen,
                                             Germany); Member of the Supervisory Board of RWE Umwelt
                                             AG (Chairman) (environmental services; Opernplatz 1,
                                             45128 Essen, Germany).
Gerhard Peters                          51   Deputy Chairman of the Supervisory Board of Parent;
HOCHTIEF AG                                  Administrative Officer since 1972.
Bockenheimer
Landstrasse 24
60323 Frankfurt am Main
Germany
Joachim Albrecht                        61   Construction Plant Operator since 1959; Member of the
HOCHTIEF AG                                  Supervisory Board of Parent.
Dusseldorf -- branch
Zollhof 30
40221 Dusseldorf
Germany
Alois Binder                            51   Electrician since 1968; Member of the Supervisory Board
HOCHTIEF AG                                  of Parent.
Waltershofenerstrasse 21
79111 Freiburg
Germany
Clemens Borsig                          51   Member of the Executive Board of Parent since 1997;
(Prof. Dr.)                                  Between 1994 and 1997 at Robert Bosch GmbH (Germany);
RWE AG                                       Member of the Supervisory Board of Parent; Member of the
Opernplatz 1                                 Supervisory Board of Commerzbank AG (bank; business
45128 Essen                                  located at Frankfurt am Main, Germany); Member of the
Germany                                      Supervisory Board of DEA Mineraloel AG (Chairman)
                                             (manufacturing and marketing of petroleum products &
                                             petrochemicals; Hamburg, Germany); Member of the
                                             Supervisory Board of Gerling Konzern Speziale
                                             Kreditversicherungs-AG (Germany); Member of the
                                             Supervisory Board of Heidelberger Druckmaschinen AG
                                             (Kurfursten-Anlage 52-60, 69115 Heidelberg, Germany);
                                             Member of the Supervisory Board of Lahmeyer AG
                                             (industrial systems; Guiollettstrasse 48, 60325
                                             Frankfurt am Main, Germany); Member of the Supervisory
                                             Board of Rheinbraun AG (mining and raw materials;
                                             Stuttgenweg 2, 50935 Cologne, Germany); Member of the
                                             Supervisory Board of RWE-DEA AG fur Mineraloel und
                                             Chemie (Hamburg, Germany); Member of the Supervisory
                                             Board of RWE Energie AG (energy;

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
                                             Kruppstrasse 5, 45128 Essen, Germany); Member of the
                                             Supervisory Board of RWE Telliance AG (Chairman) (tele-
                                             communications; business located at Gutenbergstrasse 3,
                                             45128 Essen, Germany); Member of the Supervisory Board
                                             of RWE Umwelt AG (environmental services; business
                                             located at Opernplatz 1, 45128 Essen, Germany); Director
                                             of Foreign & Colonial Eurotrust plc.; Director of
                                             o.tel.o communications Geschaftsfuhrungs GmbH
                                             (Dusseldorf, Germany).
Detlev Bremkamp                         55   Member of the Executive Board of Allianz AG (insurance;
Allianz AG                                   Koniginstrasse 28, 80802 Munich, Germany) since 1980;
Koniginstrasse 28,                           Member of the Supervisory Board of Parent since 1996;
80802 Munich                                 Member of the Supervisory Board of Asea Brown Boveri AG
Germany                                      (technology; Gottlieb-Daimler-Strasse 8, 68165 Mannheim,
                                             Germany) since 1995; Arab International Insurance Co.
                                             (insurance; Cairo, Egypt) since 1989; Banco Popular
                                             Espanol (bank; Madrid, Spain) since 1997; Banco Portuges
                                             de Investimento (bank; Porto, Portugal) since 1997;
                                             Dresdner ABD Securities Ltd (bank; Hong Kong) since
                                             1990.
Helmut Dreisbach                             Foreman Fitter; Member of the Supervisory Board of
Streif AG                                    Parent.
54595 Weinsheim/Eifel
Germany

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
Ulrich Hartmann                         61   Chairman of the Executive Board of VEBA AG (energy and
VEBA AG,                                     chemicals; Germany), since 1993; Member of the
Bennigsenplatz 1,                            Supervisory Board of Parent since 1996; Member of the
40474 Dusseldorf                             Supervisory Board of Degussa AG (Chairman) (chemicals;
Germany                                      Weissfrauenstrasse 9, 60287 Frankfurt am Main, Germany)
                                             between 1998 and 1999; Member of the Supervisory Board
                                             of Huls AG (Chairman) (chemicals; business located at
                                             Paul-Baumann-Strasse 1, 45764 Marl, Germany) between
                                             1993 and 1999; Member of the Supervisory Board of
                                             Degussa-Huls AG (Chairman) (chemicals; business located
                                             at Weissfrauenstrasse 9, 60287 Frankfurt am Main,
                                             Germany) since 1999; Member of the Supervisory Board of
                                             Deutsche Lufthansa AG (airline; Lufthansa-Basis, 60546
                                             Frankfurt, Germany) since 1998; Member of the Supervi-
                                             sory Board of IKB Deutsche Industriebank AG (long-term
                                             credit financing; Wilhelm-Botzkes-Strasse 1, 40474
                                             Dusseldorf, Germany) since 1995; Member of the
                                             Supervisory Board of Munchener
                                             Ruckversicherungs-Gesellschaft AG (reinsurance;
                                             Koniginstrasse 107, 80791 Munich, Germany) between 1993
                                             and 1996, and Chairman since 1996; Member of the
                                             Supervisory Board of PreussenElektra AG (Chairman)
                                             (utility; Tresckowstrasse 5, 30457 Hanover, Germany)
                                             since 1993; Member of the Supervisory Board of Raab
                                             Karcher AG (distribution/services;
                                             Rudolf-von-Bennigsen-Foerder-Platz 1, 45131 Essen,
                                             Germany) between 1993 and 1998; Member of the
                                             Supervisory Board of VEBA Immobilien AG (currently known
                                             as) Viterra AG (Chairman) (real estate/energy services;
                                             Grugaplatz 2, 45131 Essen, Germany), since 1996; Member
                                             of the Supervisory Board of RAG AG (Chairman) (mining;
                                             Rellinghauserstrasse 1, 45128 Essen, Germany since 1993;
                                             Member of the Supervisory Board of Daimler-Benz AG (car
                                             manufacturer; Epplestrasse 225, 70546 Stuttgart,
                                             Germany) between 1996 and 1998; Member of the
                                             Supervisory Board of VEBA OEL AG (Chairman) (oil
                                             company; Alexander-von-Humboldt-Strasse, 45896
                                             Gelsenkirchen, Germany, since 1993; Member of the
                                             Supervisory Board of Stinnes AG (logistics; Humboldtring
                                             15, 45472 Muhlheim/ Ruhr, Germany) since 1993; Member of
                                             the Supervisory Board of Hapag Lloyd AG (transportation;
                                             Ballindamm 25, 20095 Hamburg, Germany) between 1993 and
                                             1998; Member of the Share holders Committee of Henkel
                                             KGaA (chemicals; Henkelstrasse 67, 40191 Dusseldorf,
                                             Germany) since 1994; Member of the Board of Directors of
                                             VEBA Corporation (holding located at 605 Third Avenue;
                                             New York, N.Y. 10158 USA) between 1997 and 1999,
                                             Chairman of the above Board of Directors between 1993
                                             and 1997, Member of the Supervisory Board of VEBA
                                             Telecom GmbH (telecommunications, business located at
                                             Benningsenplatz 1, 40474 Dusseldorf/Germany) between
                                             1997 and 1999; Member of the Shareholders Committee of
                                             o.tel.o communications GmbH & Co. (telecommunications,
                                             business located at Heerdter Lohweg 35, 40459
                                             Dusseldorf/Germany) between 1997 and 1999; Member of the
                                             Board of Directors of Cable & Wirless plc.
                                             (telecommunications, business located at

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
                                             124 Theobalds Road, London WC1X 8RX/Great Britain)
                                             between 1995 and 1997.
Josef Hess                              52   Warehousekeeper since 1970; Member of the Supervisory
HOCHTIEF AG                                  Board of Parent since 1986.
Hansastrasse 12-16
80686 Munich
Germany
Gerhard Hilke                           46   Head Manager at the Frankfurt am Main Subbranch since
HOCHTIEF AG                                  1997; Division Manager of the Frankfurt am Main
Niederlassung Frankfurt/Main                 Subbranch between 1993 and 1997; Member of the
Bockenheimer Landstrasse 24, 60323           Supervisory Board of Parent since 1998.
Frankfurt am Main
Germany
Martin Kohlhausen                       63   Chairman of the Executive Board of Commerzbank AG (bank;
(Dr. rer. pol. h c.)                         Frankfurt am Main, Germany) since 1991; Member of the
Commerzbank AG                               Supervisory Board of Parent since 1996; Member of the
Frankfurt am Main                            Supervisory Board of Bayer AG (Leverkusen, Germany)
Germany                                      since 1991; Member of the Supervisory Board of
                                             Bertelsmann AG (publishing; Germany) since 1995; Member
                                             of the Supervisory Board of GKN Automotive International
                                             GmbH (Chairman) (automotive; Germany); Member of the
                                             Supervisory Board of Karstadt AG (Germany) since 1991;
                                             Member of the Supervisory Board of RHEINHYP Rheinische
                                             Hypothekenbank AG (Chairman) (bank; Germany) since 1991;
                                             Member of the Supervisory Board of Schering AG (Germany)
                                             since 1993; Director of Commerzbank International S.A.
                                             (CISAL) (Chairman) since 1991; Director of Commerzbank
                                             (Schweiz) AG (President)(Switzerland) since 1991;
                                             Director of Commerzbank (South East Asia ) Ltd.
                                             (Chairman) since 1991; Director of DaimlerChrysler AG
                                             (Germany) since 1998; Director of Jupiter International
                                             Group PLC (Chairman)(United Kingdom) since 1993;
                                             Director of Kreditanstalt fur Wiederaufbau (Germany)
                                             since 1998; Director of Liquiditats-Konsortialbank GmbH
                                             (located at Germany) since 1997.

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
Horst Moritz                            59   Chairman of the Westphalia Branch of the Construction,
IG-Bauen-Agrar-Umwelt                        Agricultural and Environmental Employees' Union; Member
Landesverband Westfalen,                     of the Supervisory Board of Parent.
Kreuzstrasse 22,
44139 Dortmund Germany
Heinrich v. Pierer                      58   Chairman of the Executive Board of Siemens AG
(Dr. jur.; Dr.-Ing. E.h.)                    (electronics; Wittelsbacherplatz 2, 80333 Munich,
Siemens AG                                   Germany) since 1992; Member of the Supervisory Board of
Wittelsbacherplatz 2                         Parent since 1991; Member of the Supervisory Board of
80333 Munich Germany                         Bayer AG (chemicals; Leverkusen, Germany) since 1993;
                                             Member of the Supervisory Board of Volkswagen AG (car
                                             manufacturer; Wolfsburg, Germany), since 1996; Chairman
                                             of the Supervisory Board of Siemens AG Austria Vienna,
                                             Austria) since 1993; Member of the Supervisory Board of
                                             Munchener Ruckversicherungs AG, Munich, Germany, since
                                             1999.
Jurgen Strube                                Chairman of the Executive Board of BASF AG
(Dr. jur.)                                   (manufacturing; Ludwigshafen, Germany) since 1990;
BASF AG                                      Member of the Supervisory Board of Allianz
67056 Ludwigshafen                           Lebensversicherungs-AG (life insurance; Stuttgart,
Germany                                      Germany) since 1990; Member of the Supervisory Board of
                                             Commerzbank AG (bank; Frankfurt am Main, Germany) since
                                             1998; Member of the Supervisory Board of Hapag-Lloyd AG
                                             (transportation; Hamburg, Germany) since 1995; Member of
                                             the Supervisory Board of Parent since 1996; Germany Fund
                                             (fund business; New York) since 1986; Central European
                                             Equity Fund (fund business; New York) since 1990; BASFIN
                                             Corporation (Chairman) (holding; New Jersey) since 1990.
Heinrich Weiss                          57   Chairman of the Executive Board of SMS AG (Eduard-
SMS AG                                       Schloemann-Strasse 4, 40237 Dusseldorf, Germany) since
Eduard-Schloemann-Strasse 4                  1974; Member of the Supervisory Board of Parent since
40237 Dusseldorf                             1996. Member of the Supervisory Board of Bertelsmann AG
Germany                                      (publishing; Germany) since 1991; Member of the
                                             Supervisory Board of Commerzbank AG (bank; Frankfurt am
                                             Main, Germany) since 1986; Member of the Supervisory
                                             Board of Ferrostaal AG (Germany) since 1997; Member of
                                             the Supervisory Board of Heraeus Holding GmbH (Germany);
                                             Member of the Supervisory Board of J.M. Voith AG
                                             (Germany); Member of the Supervisory Board of SMS
                                             Schloemann-Siemag AG (Chairman) (Germany); Member of the
                                             Supervisory Board of SIEMAG TRANSPLAN GmbH (Germany).
Klaus Wiesehugel                        46   Chairman of the National Executive Committee of the Con-
IG-Bauen-Agrar-Umwelt                        struction, Agricultural and Environmental Employees
Bundesvorstand                               Union since 1995; Member of the National Executive
Olaf-Palme-Strasse 19                        Committee between 1991 and 1995; Member of the
60439 Frankfurt am Main Germany              Supervisory Board of Parent. Member of the Supervisory
                                             Board of Union Druckerei GmbH (Germany).

B. DIRECTORS AND EXECUTIVE OFFICERS OF RWE.

     The following table sets forth the name, principal business address, present principal occupation or employment, five-year employment history and certain other information concerning the directors and executive officers of RWE. Unless otherwise indicated, the business address of each individual listed below is RWE, Opernplatz 1, 45128 Essen, Germany, and the position is with RWE. Each person listed is citizen of Germany.

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
Dietmar Kuhnt                           61   See information provided above under "A. Directors and
(Dr. jur.)                                   Executive Officers of Parent".

Clemens Borsig                          51   See information provided above under "A. Directors and
(Prof. Dr.)                                  Executive Officers of Parent".

Dieter Drager                           60   Chairman of the Board of Management of RWE-DEA AG fur
RWE-DEA AG fur                               Mineraloel und Chemie (Uberseering 40, 22297 Hamburg,
Mineraloel und Chemie                        Germany) since 1997; Chairman of the Board of Management
Uberseering 40                               of DEA Mineraloel AG (Hamburg, Germany) since 1998;
22297 Hamburg                                Member of the Board of Management of RWE since 1997;
Germany                                      Member of the Board of Management of Deutsche Texaco
                                             GmbH (1989 change of the company name: RWE-DEA AG fur
                                             Mineraloel und Chemie) (Uberseering 40, 22297 Hamburg,
                                             Germany) between 1979 and 1997; Member of the
                                             Supervisory

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
                                             Board of rhenag Rheinische Energie AG (Cologne,
                                             Germany); Director of CONDEA Augusta S.p.A.(Palermo,
                                             Italy); CONDEA Nanjing Chemical Company; No. 68 Fang
                                             Shui Road Large Chang Lu Town, Dachang District,
                                             Nanjing, Jiangsu Province, Post Code:210047, P.R.China);
                                             Director of CONDEA Vista Company (900 Threadneedle, POB
                                             19029, Houston/Texas 77224-9020/USA).
Thomas Geitner                          44   Chairman of the Board of Management of VR Telecommunica-
                                             tions Geschaftsfuhrungs GmbH (change of the company name
                                             from o.tel.o Telecommunications Geschaftsfuhrungs GmbH
                                             to VR Telecommunications Geschaftsfuhrungs GmbH )
                                             (telecommunication; Bennigsenplatz 1, Dusseldorf,
                                             Germany) since 1998; Member of the Board of Management
                                             of RWE, since 1998; Leybold AG (vacuum technology &
                                             plant engineering; Wilhelm-Rohn-Strasse 25, 63450 Hanau,
                                             Germany) between 1992 and 1995; Rheinelektra AG
                                             (engineering & electrical supply business; Germany)
                                             between 1995 and 1997; Lahmeyer AG fur Energiewirtschaft
                                             Germany) between 1995 and 1997; Lahmeyer AG (industrial
                                             systems; Guiollettstrasse 48, 60325 Frankfurt am Main,
                                             Germany) between 1997 and 1998; Member of the
                                             Supervisory Board of Deutsche Babcock AG (Germany);
                                             Member of the Supervisory Board of E-Plus Mobilfunk GmbH
                                             (telecommunications; Dusseldorf, Germany); Member of the
                                             Supervisory Board of Heidelberger Druckmaschinen AG
                                             (Kurfursten-Anlage 52-60, 69115 Heidelberg, Germany);
                                             Member of the Supervisory Board of
                                             Lech-Elektrizitatswerke AG (Augsburg, Germany); Member
                                             of the Supervisory Board of MAQUET AG (Chairman)
                                             (Rastatt, Germany); Member of the Supervisory Board of
                                             Pfalzwerke AG (Germany); Member of the Supervisory Board
                                             of SINGULUS TECHNOLOGIES AG (Germany).
Dieter Henning                          63   Chairman of the Board of Management of Rheinbraun AG
(Dr. Dr. E.h.)                               (mining and raw materials; Stuttgenweg 2, 50935 Cologne,
Rheinbraun AG                                Germany) since 1993; Member of the Board of Management
Stuttgenweg 2                                of RWE since 1993; Member of the Supervisory Board of
50935 Cologne                                DEA Mineraloel AG (refining and marketing of petroleum;
Germany                                      Hamburg, Germany); Member of the Supervisory Board of
                                             Energieversorgung Spree-Schwarze Elster AG (Cottbus,
                                             Germany); Member of the Supervisory Board of Krupp
                                             Engineering GmbH (engineering; Germany); Member of the
                                             Supervisory Board of Lausitzer Braunkohle GmbH
                                             (Chairman) (Senftenberg, Germany); Director of Consol
                                             Energy Inc. (coal mining; Wilmington, Delaware) since
                                             1994; Director of Consol Inc. (coal mining; Pittsburgh,
                                             Pennsylvania) since 1994; Director of MATRA Rt (Visonta,
                                             Hungary).

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
Hans-Peter Keitel                            See information provided above under "A. Directors and
(Dir.-Ing. Dir.-Ing. E.h.)                   Executive Officers of Parent".
Richard R. Klein                        55   Chairman of the Board of Management of RWE Umwelt AG
(Dr. rer. pol.)                              (environmental services; Opernplatz 1, 45128 Essen,
RWE Umwelt AG.                               Germany) since 1996; Member of the Board of Management
Opernplats 1                                 of RWE since 1996; Member of the Board of Management of
45128 Esse                                   RWE Energie AG (energy; Kruppstrasse 5, 45128 Essen,
Germany                                      Germany) between 1994 and 1996; Member of the
                                             Supervisory Board of DEA Mineraloel AG (refining and
                                             marketing of petroleum; Hamburg, Germany); Member of the
                                             Supervisory Board of Rheinbraun AG (mining and raw
                                             materials; Stuttgenweg 2, 50935 Cologne, Germany);
                                             Member of the Supervisory Board of RWE Telliance AG
                                             (telecommunications; Gutenbergstrasse 3, 45128 Essen,
                                             Germany); Member of the Supervisory Board of Trienekens
                                             Entsorgung GmbH (Chairman) (Waste management; Viersen,
                                             Germany) Director of ENSR International Consulting GmbH
                                             (Chairman); Director of Hungariavisz Vagyonkezelo Rt.
                                             (Hungary); Director of NUKEM GmbH (Industriestrasse 13,
                                             63755 Alzenau, Germany); Director of o.tel.o
                                             communications Geschaftsfuhrungs GmbH
                                             (telecommunications; Dusseldorf, Germany); Director of
                                             REO RWE Entsorgung s.r.o.; Director of REP Environmental
                                             Processes Inc./ENSR Corp. (Chairman) (Acton,
                                             Massachusetts); Director of R+T Entsorgung GmbH
                                             (Viersen, Germany); Director of R+T Umwelt GmbH (Chair-
                                             man) (Essen, Germany); Director of RWE Aqua GmbH
                                             (Chairman) (Essen, Germany); Director of RWE Umwelt
                                             International GmbH (Chairman) (Essen, Germany); Director
                                             of VEKS-Verwertung und Entsorgung Karnap-Stadte Holding
                                             GmbH (Germany).
Hartmut Mehdorn                         57   Chairman of the Board of Management of Lahmeyer AG
Heidelberger                                 (industrial systems; Guiollettstrasse 48, 60325
Druckmaschinen AG                            Frankfurt am Main, Germany); Chairman of the Board of
Kurfursten-Anlage 52-60                      Management of Heidelberger Druckmaschinen AG
69115 Heidelberg                             (Kurfursten-Anlage 52-60, 69115 Heidelberg, Germany);
Germany                                      Member of the Board of Management of RWE since 1998;
                                             Director of Deutsche Aerospace AG (aerospace; Germany);
                                             Director of Deutsche Aerospace -- Airbus GmbH
                                             (aerospace; Germany.)
Manfred Remmel                          53   Chairman of the Board of Management of RWE Energy AG
RWE Energy AG                                (energy; Kruppstrasse 5, 45128 Essen, Germany) since
Kruppstrasse 5                               1999; Member of the Board of Management of RWE since
45128 Essen                                  1999; Deputy Member of the Board of Management of
Germany                                      Mercedes Benz AG (car manufacturer; Stuttgart, Germany)
                                             between 1992 and 1996; Member of the Divisional Board of
                                             Daimler-Benz AG (Stuttgart, Germany) between 1997 and
                                             1998.
Rudolf Schwan                           53   Member of the Board of Management of RWE since 1997;
                                             Member of the Board of of Management of RWE Energie AG
                                             (energy; business located at Kruppstrasse 5, 45128
                                             Essen, Germany) between 1992 and 1997; Member of the
                                             Supervisory Board of Elektrizitatswerk Rheinhessen AG
                                             (Germany); Member of the Supervisory Board of
                                             Energieversorgung Spree-

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
                                             Schwarze Elster AG (Chairman) Cottbus, Germany) since;
                                             Member of the Supervisory Board of Felten & Guilleaume
                                             Energietechnik AG (Germany) Member of the Supervisory
                                             Board of Hannover Ruckversicherungs-AG (reinsurance;
                                             Hanover, Germany); Member of the Supervisory Board of
                                             Koblenzer Elektrizitatswerk und Verkehrs-AG (Koblenz,
                                             Germany); Member of the Supervisory Board of
                                             Rheinkraftwerk Albbruck-Dogern AG (Germany); Member of
                                             the Supervisory Board of rhenag Rheinische Energie AG
                                             (Cologne, Germany); Member of the Supervisory Board of
                                             RWE-DEA AG fur Mineraloel und Chemie (Hamburg, Germany).
Jan Zilius                              53   Member of the Board of Management of RWE since 1998;
                                             Member of the Board of Management of Rheinbraun AG
                                             (mining an raw materials; Stuttgenweg 2, 50935 Cologne,
                                             Germany) between 1990 and 1998; Member of the
                                             Supervisory Board of Anhaltinische
                                             Braunkohlesanierungsgesellschaft mbH (Germany); Member
                                             of the Supervisory Board of Energieversorgung Oberhausen
                                             AG (Germany); Member of the Supervisory Board of
                                             Koblenzer Elektrizitatswerk und Verkehrs-AG (Koblenz,
                                             Germany); Member of the Supervisory Board of Rheinbraun
                                             AG (mining and raw materials; business located at
                                             Stuttgenweg 2, 50935 Cologne, Germany); Member of the
                                             Supervisory Board of rhenag Rheinische Energie AG
                                             (Cologne, Germany); Member of the Supervisory Board of
                                             Schluchseewerke AG (Germany); Member of the Supervisory
                                             Board of Vereinigte SaarElektrizitats-AG (Germany).
Friedel Neuber                          64   Chairman of the Supervisory Board of RWE; Chairman of
(Dr. h.c.)                                   the Executive Board of Westdeutsche Landesbank
Westdeutsche                                 Girozentrale (bank; Westdeutsche Landesbank
Landesbank Girozentrale                      Girozentrale, Herzogstrasse 15, 40217 Dusseldorf,
Herzogstrasse 15,                            Germany) since 1981; Member of the Supervisory Board of
40217 Dusseldorf                             Deutsche Babcock AG (Chairman) (Germany); Member of the
                                             Supervisory Board of Deutsche Bahn AG (railway;Germany);
                                             Member of the Supervisory Board of Douglas Holding AG
                                             (Germany); Member of the Supervisory Board of Fried.
                                             Krupp AG Hoesch-Krupp (Germany); Member of the
                                             Supervisory Board of Hapag-Lloyd AG (transportation;
                                             Ballindamm 25, 20095 Hamburg, Germany); Member of the
                                             Supervisory Board of Preussag AG (Chairman)
                                             (Karl-Wiechert Allee 4, 30625 Hanover, Germany);
                                             Director of AXA-UAP S.A. (insurance; France); Director
                                             of Bank Austria AG (bank; Vienna, Austria).
Alwin Fitting                           46   Deputy Chairman of RWE; Power Plant Engineer; Member of
RWE Energie AG                               the Supervisory Board of RWE Energie AG (energy; Krupp-
Kraftwerk Biblis                             strasse 5, 45128 Essen, Germany).
Postfach 11 40
68643 Biblis
Klaus Peter Balthasar                   45   County comissioner Landkreis Cochem-Zell since 1990;
Endentplatz 2                                Member of the Supervisory Board of RWE; Member of the
56812 Cochem                                 Supervisory Board of RW Holding AG holding Germany);
Germany                                      Director of Hunsruck Touristik GmbH (tourism; Germany);

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
                                             Director of Kreissparkasse Cochem-Zell (bank; Germany);
                                             Director of Moselland-Touristik GmbH (tourism; Germany).
Carl-Ludwig von                              Member of the Board of Management of Deutsche Bank AG
Boehm-Bezing                                 (bank; Frankfurt am Main, Germany); Member of the
Deutsche Bank AG                             Supervisory Board of RWE; Member of the Supervisory
Frankfurt am Main                            Board of Frankfurter Hypothekenbank Centralboden AG
Germany                                      (Chairman) (bank; Germany); Member of the Supervisory
                                             Board of Messer Griesheim GmbH (Germany); Member of the
                                             Supervisory Board of Philipp Holzmann AG (Chairman)
                                             (construction; Germany); Member of the Supervisory Board
                                             of Rutgers AG (Germany); Member of the Supervisory Board
                                             of Steigenberger Hotels AG (hotels; Germany); Member of
                                             the Supervisory Board of Thyssen AG (Germany).

Diethart Breipohl                            Member of the Board of Management of Allianz AG (insur-
Allianz AG                                   ance; Allianz AG Koniginstrasse 28 80802 Munich Germany)
Koniginstrasse 28                            Member of the Supervisory Board of RWE; Member of the
80802 Munich                                 Supervisory Board of Allianz
Germany                                      Unternehmensbeteiligungsgesellschaft AG (Germany);
                                             Member of the Supervisory Board of Beiersdorf AG
                                             (Germany); Member of the Supervisory Board of BHF-Bank
                                             AG (bank; Germany); Member of the Supervisory Board of
                                             Continental AG ( Germany); Member of the Supervisory
                                             Board of Karstadt AG (Germany); Member of the
                                             Supervisory Board of Metallgesellschaft AG (Germany).
Friedhelm Gieske                        71   Member of the Supervisory Board of RWE and Former
                                             Chairman of the Board of Management of RWE (retired
                                             December 1994); Member of the Supervisory Board of
                                             Karstadt AG (Germany); Member of the Supervisory Board
                                             of MAN AG (Germany); Member of the Supervisory Board of
                                             National-Bank AG (bank; Germany); Member of the
                                             Supervisory Board of Thyssen AG (Germany).
Erwin Hahn                              57   Electrician since April; Member of the Supervisory Board
Hochtief AG                                  of RWE.
Cologne Branch
Neusserstrasse 155
50733 Cologne

Johann Heiss                                 Electrical Fitter (electrician); Member of the
                                             Supervisory Board of RWE; Member of the Supervisory
                                             Board of Starkstrom-Anlagen-Gesellschaft mbH (Frankfurt
                                             am Main, Germany).
Rudolf Kersting                         61   Senior Director of District Administration; Member of
Nassaue, Allee 15-23                         the Supervisory Board of RWE; Member of the Supervisory
47533 Kleve                                  Board of GVV-Kommunal Versicherung VvaG (Chairman)
Germany                                      (insurance; Germany); Member of the Supervisory Board of
                                             GVV-Privatversicherung AG (Chairman) (insurance;
                                             Germany).
Berthold Krell                          55   Works council chairman at RWE Energie AG,
RWE Energie AG                               Friedrichstrasse 60, 57072 Siegen, Germany, since 1999;
Friedrichstrasse 60                          Member of the works council between 1994 and 1999;
57072 Siegen                                 Member of the Supervisory Board of RWE.
Germany

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
Walter Mende                            55   Mayor, Leverkusen; Member of the Supervisory Board of
Rathaus (city hall)                          RWE; Member of the Supervisory Board of Kraftverkehr
51373 Leverkusen                             Wupper-Sieg AG (Germany); Member of the Supervisory
Germany                                      Board of RW Holding AG (Chairman)(Germany); Director of
                                             Wirtschaftsforderungsgesellschaft mbH Leverkusen
                                             (Chairman) (Leverkusen, Germany).
Wilhelm Nowack                          48   Managing Director of Buro Nowack, Gesellschaft fur
Buro Nowack                                  Projektsplanung mbH (project development; Am
                                             Waldthausenpark 445127 Essen Germany) since 1994; Member
                                             of State Parliament, North Rhine-Westphalia; Member of
                                             the City Council, Essen; Member of the Supervisory Board
                                             of RWE; Member of the Supervisory Board of Messe Essen
                                             GmbH (Essen, Germany); Director of Essener
                                             Entsorgungsbetriebe GmbH (Chairman) (waste management;
                                             Essen, Germany); Sparkasse; Essen (bank; Essen,
                                             Germany); VEKS-Verwertung und Entsorgung Karnap-Stadte
                                             Holding GmbH (Chairman) (waste management; Germany).
Bernhard von Rothkirch                  48   Chief Engineer, Head of Mine Planning and Surveying
Rheinbraun AG                                Department, Inden Opencast Mine of Rheinbraun AG (mining
Tagebau Inden                                and raw materials; Stuttgenweg 2, 50935 Cologne,
Durwisserstrasse                             Germany) since November 1980; Member of the Supervisory
52249 Eschweiler                             Board of RWE.

Klaus Schmid                                 Head of Department, Executive Board of IGM; Member of
                                             the Supervisory Board of Thyssen AG (Germany); Member of
                                             the Supervisory Board of RWE.
Manfred Schneider                       60   Chairman of the Board of Management of Bayer AG (51368
Bayer AG                                     Leverkusen, Germany) since 1992; Member of the
51368 Leverkusen                             Supervisory Board of RWE; Member of the Supervisory
Germany                                      Board of Allianz AG (insurance; Koniginstrasse 28, 80802
                                             Munich, Germany); Member of the Supervisory Board of
                                             Daimler-Benz AG; Member of the Supervisory Board of
                                             METRO AG (Germany).
Ernst-W. Stuckert                       60   Chairman of the Works Council of RWE-DEA AG fur
RWE-DEA AG fur Mineraloel                    Mineraloel und Chemie (Hamburg, Germany); Member of the
und Chemie                                   Supervisory Board of RWE; Commercial Staff Member at
Uberseering 40                               RWE-DEA AG fur Mineraloel und Chemie since 1974.
22297 Hamburg
Germany
Klaus-Dieter Sudhofer                   55   Deputy Chairman of IG Bergbau, Chemie und Energie IG
IG BCE                                       BCE, Konigsworther Platz 6, 30167 Hanover, Germany)
Konigsworther Platz 6                        since 1997; Member of the Supervisory Board of BHW
30167 Hanover                                Holding, (Germany); Member of the Supervisory Board of
Germany                                      Rheinbraun AG (mining and raw materials; Stuttgenweg 2,
                                             50935 Cologne, Germany); Member of the Supervisory Board
                                             of RAG AG (Rellinghauserstrasse 1, 45128 Essen,
                                             Germany); Member of the Supervisory Board of Ruhrkohle
                                             Immobilien AG (Germany); Member of the Supervisory Board
                                             of RWE-DEA AG fur Mineraloel und Chemie Hamburg,
                                             Germany); Member of the Supervisory Board of RWE;
                                             Director of GSG Wohnungsbau Braunkohle GmbH (Germany).

                                                         PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                   AGE               AND FIVE-YEAR EMPLOYMENT HISTORY
----                                   ---               --------------------------------
Alfons Friedrich Titzrath               67   Chairman of the Supervisory Board of Dresdner Bank AG
Dresdner Bank AG                             (bank; 60301 Frankfurt am Main, Germany) since 1997;
60301 Frankfurt am                           Member of the Board of Management of Dresdner Bank AG
Main                                         between 1985 and January; Member of the Supervisory
Germany                                      Board of Dresdner Bank AG between 1996 and 1997; Member
                                             of the Supervisory Board of RWE; Member of the
                                             Supervisory Board of Allianz AG (insurance;
                                             Koniginstrasse 28, 80802 Munich, Germany); Member of the
                                             Supervisory Board of Hoechst AG (chemicals; Frankfurt am
                                             Main, Germany); Member of the Supervisory Board of IVG
                                             Holding AG (Germany); Member of the Supervisory Board of
                                             VAW aluminium AG (Germany).
Erwin Winkler                           41   Power Plant Electronics Engineer at Rheinbraun AG
Rheinbraun AG                                (mining and raw materials; Stuttgenweg 2, 50935 Cologne,
Stuttgenweg 2                                Germany) since 1973; Member of the Supervisory Board of
50935 Cologne                                RWE.
Germany
Ralf Zimmermann                         43   Member of the Board of OTV (Union of Public Services,
Gewerkschaft OTV                             Transportation and Traffic) since 1988; Member of the
(Union of Public                             Supervisory Board of RWE.
Services, Transportation
and Traffic) Theodor-Heuss-Strasse 2
70174 Stuttgart
Germany

C. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, principal business address, present principal occupation or employment, five-year employment history and certain other information concerning the directors and executive officers of Purchaser. Unless otherwise indicated, the business address of each individual listed below is Purchaser, Opernplatz 2, 45128 Essen, Germany, and the position is with Purchaser. Each person listed is citizen of Germany.

Bernhard Burklin                       43     Vice President, Treasurer and Secretary of Purchaser
(Dr.-Ing.)                                    since 1999; Managing Director of Parent since 1994;
                                              Vice President of HOCHTIEF International since 1999;
                                              Member of the Supervisory Board of HOCHTIEF Polska
                                              (construction; Warsaw, Poland) since 1997.
Hans-Wolfgang Koch                     58     President and Chairman of Purchaser since 1999; See
                                              also information provided under "A. Directors and
                                              Executive Officers of Parent".